   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 11, 2000
                                                     REGISTRATION NO. 333-______
--------------------------------------------------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ---------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 ---------------

                                 GLOBALMEDIA.COM
             (Exact name of registrant as specified in its charter)


             NEVADA                                         91-1842480
 (State or Other Jurisdiction of                         (I.R.S. Employer
 Incorporation or Organization)                       Identification Number)
                                400 ROBSON STREET
                           VANCOUVER, BRITISH COLUMBIA
                                 CANADA V6B 2B4
                                 (604) 688-9994
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                       JIM PORTER, CHIEF FINANCIAL OFFICER
                                 GLOBALMEDIA.COM
                                400 ROBSON STREET
                           VANCOUVER, BRITISH COLUMBIA
                                 CANADA V6B 2B4
                                 (604) 688-9994
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                 ---------------

                                    COPY TO:
                           Eugenie D. Mansfield, Esq.
                             Britt M. Ericson, Esq.
                            Davis Wright Tremaine LLP
                         1501 Fourth Avenue, Suite 2600
                             Seattle, WA 98101-1688
                                 (206) 622-3150
                                 ---------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this registration statement becomes effective.
                                 ---------------

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


---------------------------------------------------------------------------------------------------------------------------
                         CALCULATION OF REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------
                                                                   PROPOSED MAXIMUM    PROPOSED MAXIMUM
                                                  AMOUNT TO BE      OFFERING PRICE    AGGREGATE OFFERING    REGISTRATION
TITLE OF SHARES TO BE REGISTERED                   REGISTERED         PER SHARE              PRICE              FEES
---------------------------------------------------------------------------------------------------------------------------
Common stock issuable upon conversion of
Series A preferred stock and exercise of                                                                     Previously
related investment options and warrants (1)         6,921,920 (1)        (1)                  (1)             Paid (1)
---------------------------------------------------------------------------------------------------------------------------
Common stock issuable upon:
---------------------------------------------------------------------------------------------------------------------------
     Conversion of the Series B convertible         5,698,822 (2)         $2.3594 (3)   $13,445,800.63 (3)      $3,549.69
     preferred stock
---------------------------------------------------------------------------------------------------------------------------
     Exercise of related investment options         5,698,822 (2)         $2.3594 (3)   $13,445,800.63 (3)      $3,549.69
---------------------------------------------------------------------------------------------------------------------------
     Exercise of related warrants                     485,625 (2)         $7.0785 (2)       $3,437,497 (2)        $907.50
---------------------------------------------------------------------------------------------------------------------------
Common Stock                                        1,697,619             $2.3594 (3)   $ 4,005,362.27 (3)      $1,057.42
---------------------------------------------------------------------------------------------------------------------------
TOTAL                                              20,502,808             --            $34,334,460.53          $9,064.30
---------------------------------------------------------------------------------------------------------------------------


(1) This registration statement contains a combined prospectus pursuant to Rule 429 of the Securities Act of 1933, which includes 6,921,920 shares previously registered by us on Registration Statement No. 333-84145 and which have not yet been sold. We paid the Securities and Exchange Commission a total fee of $16,825 in connection with that registrations statement.

(2) This number represents our good faith estimate of the maximum number of shares we may issue upon:

              - conversion of the 5,000 outstanding shares of our Series B convertible preferred stock based on a conversion price of $1.78143, which is the average of the seven lowest consecutive closing bid prices of our common stock reported on the Nasdaq National Market during the 35 consecutive trading days ending September 6, 2000, multiplied by 200%.

              - exercise of the investment options to purchase a number of shares of common stock equal to the number of shares into which the outstanding Series B convertible preferred stock may be converted, at the same conversion prices as the Series B convertible preferred stock, multiplied by 200%, and

              - exercise of warrants to purchase 388,500 shares of common stock issued connection with the Series B convertible preferred stock, at an exercise price of $7.0785, multiplied by 125%.

         The actual number of shares of common stock received upon conversion of the Series A and B convertible preferred stock and exercise of the investment options and warrants may vary from this number. In addition to the shares set forth in the table, the amount of shares to be registered under this registration statement includes an indeterminate number of shares issuable upon conversion of or in respect of the Series A and B preferred stock and the related investment options and warrants, as such number may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416 under the Securities Act of 1933.

(3) Based on the average of the reported high and low prices of the common stock reported on the Nasdaq National Market on September 8, 2000, for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933.


THE REGISTRANT AGREES TO THE DELAY OF THIS REGISTRATION STATEMENT'S EFFECTIVE DATE UNTIL (a) IT FILES AN AMENDMENT SPECIFICALLY STATING THAT THIS REGISTRATION STATEMENT WILL BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR (b) SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION DECLARES THE REGISTRATION STATEMENT EFFECTIVE, PURSUANT TO SECTION 8(a).

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.



                                       SUBJECT TO COMPLETION. SEPTEMBER 11, 2000

         PROSPECTUS

                                20,502,808 SHARES

                                 GLOBALMEDIA.COM

                                  COMMON STOCK
                                 ---------------

GLOBALMEDIA.COM                         We have prepared this prospectus to
400 Robson Street                       allow the selling stockholders to sell
Vancouver, British Columbia             from time to time up to 20,502,808
Canada  V6B 2B4                         shares of our common stock which they
                                        either currently hold or may acquire on
                                        conversion or exercise of:

                                            -   shares of our outstanding Series
                                                A convertible preferred stock,
                                                related investment options, and
                                                warrants issued in connection
                                                with the Series A convertible
                                                preferred stock; and

                                            -   shares of our outstanding Series
                                                B convertible preferred stock,
                                                related investment options, and
                                                warrants issued in connection
                                                with the Series B convertible
                                                preferred stock.

                                        Of the total number of shares covered by
                                        this prospectus, 13,580,699 shares are
SELLING STOCKHOLDERS:                   being registered pursuant to the
See page 28 for the names of the        registration statement containing this
selling stockholders                    prospectus, and 6,921,920 shares are
                                        being consolidated from the Company's
                                        previous registration statement on Form
                                        SB-2, which are currently unsold.

                                        We have registered the shares of common
TRADING MARKET AND SYMBOL:              stock which may be sold by the selling
Nasdaq National Market - "GLMC"         stockholders pursuant to this prospectus
                                        by filing a registration statement with
                                        the Securities and Exchange Commission
                                        using a "shelf" registration process.
                                        This process allows the selling
                                        stockholders to sell their shares of
                                        common stock over a period of time and
                                        in varying amounts. We expect that the
                                        selling stockholders will sell their
                                        shares of common stock from time to
                                        time as described under "Plan of
                                        Distribution."

RECENT PRICE

On September 8, 2000, the last
reported sales price of our
common Stock on the Nasdaq
National Market was $2.375 per
share.

                                 ---------------

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this prospectus is _____________, 2000

                               TABLE OF CONTENTS.


                                                                                                 Page
                                                                                                 ----

WHERE YOU CAN FIND MORE INFORMATION............................................................     i

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS...........................................    ii

PROSPECTUS SUMMARY.............................................................................     1

RISK FACTORS...................................................................................     3

USE OF PROCEEDS................................................................................    17

BUSINESS.......................................................................................    18

SELLING STOCKHOLDERS...........................................................................    28

PLAN OF DISTRIBUTION...........................................................................    29

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS............................................    30

LEGAL MATTERS..................................................................................    30

EXPERTS........................................................................................    30


-------------------

"GlobalMedia," "globalmedia.com," "store.globalmedia.com," "GlobalMedia Network," "GlobalMedia Broadcast Network," "indieaudio.com," "globalmediacorp.com" and "gmcorp.net" are trademarks and service marks of GlobalMedia.com. All other trademarks, service marks or trade names referred to in this prospectus are the property of their respective owners. Except as otherwise required by the context, all references in this prospectus to (a) "we," "us," "our," or "GlobalMedia" refer to the consolidated operations of GlobalMedia.com (formerly known as Global Media Corp.), a Nevada corporation, and its wholly-owned subsidiaries, Westcoast Wireless Cable Ltd. and Global Media (Canada) Entertainment Corporation, (b) "you" refers to prospective investors in our common stock, (c) the "Web" refers to the World Wide Web and
(d) "our site" refers to our Web site at www.globalmedia.com.

This prospectus includes statistical data regarding us and the Internet industry. Such data are based on our records or are taken or derived from information published by various sources, including International Data Corporation.


                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference facilities in Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's Web site at http://www.sec.gov.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with them into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information which we file with the SEC will update and supersede this information. We incorporate by reference the documents listed below:

         (1)  Our Annual Report on Form 10-KSB for the year ended July 31, 1999.

         (2) Our Quarterly Report on Form 10-QSB for the quarter ended October 31, 1999.

         (3) Our Quarterly Report on Form 10-QSB for the quarter ended January 31, 2000, as amended by the Form 10-QSB/A filed with the SEC on August 29, 2000.

         (4) Our Quarterly Report on Form 10-QSB for the quarter ended April 30, 2000, as amended by the Form 10-QSB/A filed with the SEC on August 29, 2000.

         (5) Our Current Reports on Form 8-K filed February 1, 2000, May 12, 2000 and August 18, 2000.

         (6)  Our Current Report on Form 8-K/A filed February 10, 2000.

         (7) The description of our common stock contained in our registration statement on Form 10-SB dated filed December 12, 1997, including any amendments or reports filed for the purpose of updating such description.

You may request a copy of these filings, at no cost, by calling us at (604) 688-9994 or writing to us at the following address:

                                 GlobalMedia.com
                                Attn.: Secretary
                                400 Robson Street
                           Vancouver, British Columbia
                                 V6B 2B4 Canada

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities registered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing of such documents. You should rely on the information incorporated by reference or provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements deal with our current plans, intentions, beliefs and expectations and statements of future economic performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms and other comparable terminology. These forward-looking statements include, without limitation, statements about our market opportunity, our strategies, competition, expected activities and expenditures as we pursue our business plan, and the adequacy of our available cash resources. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Forward-looking statements involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from what is currently anticipated. We make cautionary statements in certain sections of this prospectus, including under the heading "Risk Factors." You should read these cautionary statements as being applicable to all related forward-looking statements wherever they appear in this prospectus, in the materials referred to in this prospectus, in the materials incorporated by reference into this prospectus, or in our press releases. No forward-looking statement is a guarantee of future performance, and you should not place undue reliance on any forward-looking statement. Moreover, neither we nor anyone else assumes responsibility for the accuracy and completeness of such statements. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                               PROSPECTUS SUMMARY

THIS SUMMARY CONTAINS BASIC INFORMATION ABOUT US AND THIS OFFERING. BECAUSE IT IS A SUMMARY, IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE SECTION ENTITLED "RISK FACTORS" AS WELL AS THE INFORMATION INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS AND INTENTIONS. THE CAUTIONARY STATEMENTS MADE IN THIS PROSPECTUS SHOULD BE READ AS BEING APPLICABLE TO ALL RELATED FORWARD-LOOKING STATEMENTS WHEREVER THEY APPEAR IN THIS PROSPECTUS. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED IN THIS PROSPECTUS. SEE "CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS."

                                   GLOBALMEDIA
                                   -----------

         OVERVIEW. GlobalMedia.com offers an award-winning streaming media broadcasting solution to radio and television stations and Internet sites through our GlobalMedia.com network associate program. The centerpiece of our broadcasting network solution is the GlobalMedia.com media player, a streaming media player developed for us by RealNetworks, Inc., that enables Internet users to experience multimedia content streamed over the Internet. Our media player enables Internet users to stream live and simulated live audio, video and other multimedia content such as radio feeds from our thirteen proprietary simulated live music stations and from the stations of each of our broadcasting associates.

         We also provide e-commerce solutions that can be integrated with our broadcasting solution. We sell music CDs and cassettes, home videos and digital video discs (DVDs), books and other entertainment products through our own online store and through the private-label storefronts that we create for network associates in our GlobalMedia.com network associate program. Visitors to a network associate's Web site can place merchandise orders from the storefront on that site, which we then process through our e-commerce back-end solution and fulfill through our fulfillment partners.

         MARKET OPPORTUNITY. International Data Corporation estimates that the number of persons accessing the Web will reach 320 million by 2002 and that worldwide business-to-consumer sales over the Internet will increase from approximately $11 billion in 1998 to approximately $93 billion by 2002. Advances in technology, such as streaming media technologies which enable the continuous transmission and playback of multimedia content, and broadband access are making the Internet an increasingly important new medium for multimedia content delivery and distribution. We are positioning ourselves to take advantage of the convergence of traditional audio and video media with the Internet and electronic commerce.

         NETWORK ASSOCIATE PROGRAM. We offer our network associates solutions to provide their online customers with an integrated entertainment and online shopping experience. Our solutions enable our network associates to deliver simulated live and live Internet broadcast of audio, video and other multimedia content from their Web sites. We have designed our broadcasting network so that our streaming media solution can be combined with our private label e-commerce solution. We provide participating network associates with a customized, merchant-branded storefront on the network associate's own Web site which we integrate with our own back-end e-commerce systems, order fulfillment services and customer service support. For example, customers of a network associate that uses our streaming and e-commerce solutions can listen to live music programming through the GlobalMedia.com player and purchase CDs of the featured artists at the same time. Network associates who use our broadcasting pay us an up-front fee for design and implementation and ongoing streaming fees based on usage. We pay our network associates a percentage of advertising revenues and gross margin for products we sell through their sites.

         We believe that our broadcasting network will be a compelling solution to radio and television stations that are interested in extending their brands onto the Internet and developing new sources of revenues. By establishing network associate relationships with radio and television stations and other media businesses, our goal is to leverage off the existing brand identities and marketing efforts - both online and offline - of our network associates to drive Internet traffic and sales of entertainment merchandise.

         We launched our broadcasting network with the beta version of our media player in October 1999, and incorporated the commercial version into our broadcasting network in January 2000. We launched a beta version of our own e-commerce site in May 1999 and commercially launched our own online store in September 1999. We significantly revised our online store in November 1999 to offer greater functionality and ease of use.

         Our online store combines an extensive catalogue of music, books, videos and other entertainment products, with easy-to-use navigation and search capabilities and entertainment-focused content. Additionally, visitors can download our media player for free. We are continuing the further development of our online store and e-commerce back-end to provide additional features and expect that these enhancements will improve the revenue generating potential of our own store and the stores of our network associates.

RECENT EVENTS

         SERIES B PREFERRED OFFERING. On April 28, 2000, we sold to RGC International Investors, LDC, for an aggregate purchase price of $5,000,000, (a) 5,000 shares of Series B convertible preferred stock, (b) investment options to purchase the same number of common shares as issued on conversion of our Series B convertible preferred stock, and (c) warrants to purchase an aggregate of 388,500 shares of common stock at a purchase price of $7.0785 per share. The common stock issuable upon conversion or exercise of these securities is registered for resale under the registration statement containing this prospectus.

         OPTION TO PURCHASE SERIES C PREFERRED. In connection with the sale of our Series B convertible preferred stock, RGC agreed to invest another $5,000,000 in us upon the effective date of this prospectus, in exchange for 5,000 shares of our Series C convertible preferred stock, and related investment options and warrants, subject to the satisfaction of certain other conditions. None of these conditions were within our control and do not appear likely to occur by the effective date of this prospectus. We have therefore agreed to amend the purchase agreement to grant RGC the option to purchase the Series C convertible preferred stock and related investment options and warrants at such time as the conditions are satisfied. RGC will continue to have registration rights with respect to the common stock underlying those securities.

         ONRADIO TRANSACTION. On June 6, 2000, we entered into an agreement with OnRadio.com to acquire assignable contracts relating to the provision of certain Web-related services to 212 radio station customers of OnRadio.com. Of the contracts we acquired, contracts with 144 stations relate to basic services like Web-site hosting, content provision and ad placement. An initial closing involving the acquisition of these contracts occurred on June 7, 2000. The contracts with the remaining 68 stations relate to streaming media services. We acquired these contracts in a subsequent closing on June 29, 2000.

         We paid OnRadio.com total consideration of $9,000,000 for these contracts, consisting of $500,000 in cash and the balance in 1,697,619 shares of our common stock, 450,000 shares of which are held in escrow until June 6, 2001, against any purchase price adjustment or indemnification obligations of OnRadio.com. Those shares are registered for resale under the registration statement containing this prospectus. We also agreed to pay OnRadio.com additional stock consideration worth up to $3,000,000 if we conclude customer contracts with certain identified sales prospects of OnRadio.com, which OnRadio.com has agreed to transition over to us. In addition, we entered into certain other agreements with OnRadio.com, including agreements relating to transitional services.

         MAGNITUDE ACQUISITION. On August 3, 2000, we entered into an asset purchase agreement with Magnitude Network, Inc., under which we (a) acquired customer contracts, software, trademarks, domain names and web sites, and other tangible and intangible assets used in the online media and streaming solutions business of Magnitude, and (b) assumed certain of Magnitude's liabilities. We also licensed certain software and other intellectual property rights from Magnitude. In addition, Magnitude's parent corporation signed a non-solicitation agreement under which it agreed to refrain from soliciting customers we acquired in connection with the transaction, or our employees.

         Magnitude paid us $238,715 in cash to cover the transition costs and we issued Magnitude 2,082,429 shares of our common stock valued at $6,000,000, and a stock purchase warrant to acquire 2,000,000 shares of our common stock at an exercise price of $3.60. Of these shares, 416,485 are being held in escrow for twelve months to satisfy certain indemnity claims that may arise against Magnitude. We also granted Magnitude registration rights with regard to these shares.

         STANDARD RADIO FINANCING. On August 31, 2000, we sold to Standard Radio Inc., an existing investor, 1,388,888 shares of common stock and warrants to purchase up to 277,778 shares of common stock, for $1.80 per share, for an aggregate purchase price of $2.5 million (the "Standard Offering"). The warrants have a per share exercise price of $2.25, which is 125% of the per share offering price in Standard Offering. If we raise a minimum of US $7,500,000 on or before December 31, 2000, Standard has agreed to invest another US $2,500,000 in us. However if that offering is made at per share price that is less than the price in the Standard Offering, then the Company shall promptly issue to Standard additional shares based on a specified antidilution formula and shall adjust the exercise price of the warrants issued to Standard. As part of the transaction, we agreed to waive all of Standard's fees and expenses under our existing co-marketing agreement with Standard's current radio stations for three years, or so long as Standard continues to hold 2% or more of our issued and outstanding shares.

BACKGROUND

         We were incorporated in Nevada in April 1997 as Global Media Corp. In May 1997, we acquired Westcoast Wireless Cable Ltd., which marketed direct-to-home satellite broadcast hardware and programming services, from our controlling stockholder. However, in late 1997, a Canadian federal court prohibited the delivery of U.S.-based satellite programming in Canada, which had been a significant part of our business. As a result, we wound down our home satellite business and discontinued those operations completely in the fourth quarter of fiscal 1998. In October 1997, we began operating a call center, which provided investor relations services to U.S. and Canadian public companies. We discontinued those operations in the third quarter of fiscal 1999 after we adopted our e-commerce business plan. We changed our name to GlobalMedia.com in April, 2000.

         Our principal executive offices are located at 400 Robson Street, Vancouver, British Columbia, Canada V6B 2B4 and our telephone number is (604) 688-9994. We maintain our principal Web site at www.globalmedia.com.

         INFORMATION CONTAINED ON OUR WEB SITES SHOULD NOT BE CONSIDERED
                           A PART OF THIS PROSPECTUS.

                                  RISK FACTORS


--------------------------------------------------------------------------------
NOTE: In addition to reviewing other information in this prospectus and in our Annual Report on Form 10-KSB and other documents incorporated herein by reference, you should consider carefully the following risks before you decide to buy our common stock. We have described these risks and uncertainties under the following general categories: "Risks Related to Our Business," "Risks Related to the Internet Industry" and "Risks Related to this Offering and Our Common Stock." Our business, financial condition or results of operations could be materially and adversely affected by any of these or other risks. In that case, the trading price of our common stock could decline, and you may lose all or part of the money you paid to buy our common stock. You should also consider the risks and uncertainties associated with forward-looking statements included in this prospectus with respect to our plans, objectives, expectations, and intentions. SEE "Cautionary Note Regarding Forward-Looking Statements."
--------------------------------------------------------------------------------


RISKS RELATED TO OUR BUSINESS


WE HAVE A LIMITED HISTORY OF CURRENT OPERATIONS ON WHICH TO EVALUATE OUR POTENTIAL FOR FUTURE SUCCESS.

         We were incorporated in April 1997 and acquired Westcoast Wireless Cable Ltd. in May 1997. We discontinued Westcoast's historical operations, the sale and servicing of direct-to-home satellite broadcast hardware and programming services, in the fourth quarter of fiscal 1998, and discontinued our other historical operations, the operation of an investor relations call center, in the third quarter of fiscal 1999. We commercially launched our e-commerce solution in September 1999, and our streaming media solution in January 2000. Accordingly, we have a very limited operating history on which you can evaluate our business and prospects. You must consider the risks and uncertainties frequently encountered by early stage companies in new and rapidly evolving markets, such as Internet streaming and electronic commerce. To address the risks and uncertainties we face, we must:

         -    gain broad market acceptance of our network associate program;

         - improve reliability and performance of our streaming and e-commerce solutions, front-end and back-end systems, and order fulfillment;

         - successfully develop new features and functionality of our GlobalMedia.com player and of our online store and those of our network associates;

         - successfully respond to competition in streaming media services from Yahoo!Broadcast, BroadcastAmerica.com, and others, and in our entertainment product e-commerce operations from Amazon.com, Inc., Ubrandit.com, CDNow, Inc., and others;

         - recruit and retain key management, sales, technical and other employees; and

         - implement adequate internal processes and controls to manage our growth.

         Our business strategy may be unsuccessful and we may be unable to address the risks we face in a cost-effective manner, if at all. Our inability to successfully address these risks would cause significant harm to our business, financial condition and results of operations.

WE HAVE A HISTORY OF LOSSES AND WE EXPECT LOSSES FOR THE NEAR FUTURE.

         Since our inception, we have incurred significant losses, including losses from our discontinued operations. Since the third quarter of fiscal 1999, these losses have resulted primarily from costs related to developing our broadcasting and e-commerce solutions, developing or acquiring technologies to be used in our business, and general corporate overhead. We have generated minimal revenues from our new operations. We expect to continue incurring net losses through the fourth quarter of fiscal 2001, as we plan to invest in:

         - enhancing our broadcasting and e-commerce solutions and improving their reliability and functionality;

         -    developing infrastructure and applications;

         -    marketing our network associate program; and

         -    hiring additional employees.

         We believe these expenditures are necessary to attract more customers to our Web site and the Web sites of our network associates, and to generate greater online revenues. As a result, we anticipate operating losses and negative operating cash flow through fiscal 2001. If our revenue growth is slower than we anticipate or our operating expenses exceed our expectations, our losses will be significantly greater and it will take longer to achieve positive operating cash flow and profitability. We may never achieve or sustain profitability.

OUR CAPITAL RESOURCES ARE LIMITED AND WE NEED FURTHER CAPITAL.

         We expect to incur net losses and negative cash flow at least until the end of fiscal 2001. We currently anticipate that our available funds will be sufficient to meet our anticipated needs for working capital, capital expenditures and business expansion through November 2000. If and when we close the sale of the Series C convertible preferred stock and related investment options and warrants (the "Series C offering"), we anticipate that our available funds would be sufficient to meet our anticipated needs for working capital, capital expenditures and business expansion through May 2001. However, we do not expect to have satisfied those conditions by the end of November 2000. SEE "Risks Related to this Offering and Our Common Stock - Your holdings may be diluted in the future - Series C Preferred." We will therefore need to raise additional capital to meet our current obligations and operating needs by that time. There is no assurance that additional financing will be available on terms favorable to us or at all.

         If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders will be reduced, stockholders may experience additional dilution and such securities may have rights, preferences and privileges senior to those of our common stock.

OUR FUTURE REVENUES ARE UNPREDICTABLE AND OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY

         Our revenues for the foreseeable future will derive primarily from advertising, streaming fees, design and implementation fees and product sales. Our revenues will depend primarily on:

         -    the number of network associates to whom we provide solutions;

         - the number of listeners on our simulated live stations and the stations of our network associates;

         -    the number of other visitors to our Web sites;

         - the number of visitors that our network associates are able to attract to their stores; and

         - how many visitors to our and our network associates' sites purchase our products.

         Because these factors are difficult to predict, we cannot forecast with any degree of certainty the amount of our entertainment product sales and streaming media services revenues.

         We expect our operating results to fluctuate significantly from period to period. Both seasonal fluctuations in Internet usage and traditional retail seasonality may affect our business. Internet usage generally declines during the summer. Sales in the traditional retail book and music industries usually increase significantly in the fourth calendar quarter of each year and are correspondingly lower in other quarters. If similar seasonal patterns emerge in e-commerce business, our revenues may vary significantly.

         Other factors which may cause our operating results to fluctuate significantly from quarter to quarter include:

         - technical difficulties with our system, downtime, system failures or interruptions in Internet access;

         - our ability to attract new and repeat users of the GlobalMedia.com media player, visitors to our Web sites and the Web sites of our network associates, and visitors to our online store and the online stores of our network associates;

         -    our ability to attract and retain network associates;

         - our network associates' ability to attract new and repeat visitors to their Web sites and convert them into customers;

         - our ability to keep current with the evolving tastes of our target markets;

         - the frequency of repeat purchases by customers, our average order size, and the mix of products we sell on our own online store and those of our network associates;

         - the success of our existing competitors, the emergence of new competitors, and the ability of our competitors to offer new or enhanced Web site features, products or services;

         - our ability, through our fulfillment partners, to ensure sufficient product supply;

         - changes in our pricing policies or the pricing policies of our competitors;

         - our ability to scale technology and upgrade processing capabilities;

         -    the demand for Internet advertising and sponsorships;

         - varying operating costs and capital expenditures related to the expansion of our business operations and infrastructure, including the hiring of new employees, and the acquisition or development of new technologies or businesses;

         - unanticipated cost increases, delays or interruptions in transaction processing and order fulfillment;

         - unanticipated delays or cost increases with respect to the introduction of new products or services; and

         - the costs, timing and impact of our marketing and promotion initiatives.

         In addition, because the market for our services is relatively new and changing rapidly, it is difficult to predict future financial results. Our business expenditures are partially based on our predictions regarding certain developments for media delivery, Internet advertising, and consumer e-commerce. To the extent that these predictions prove inaccurate, our operating results may be negatively affected and fluctuate significantly. Because of these and other factors, we believe that period-to-period comparisons of our results of operations are not good indicators of our future performance. If our operating results fall below the expectations of investors and other market participants in some future periods, then our stock price may decline.

WE MAY BE OBLIGATED TO PAY A LARGE SALES TAX ASSESSMENT RELATING TO THE PRE-ACQUISITION OPERATIONS OF WEST COAST.

         In June 2000, West Coast received a sales tax assessment of approximately $191,500 from the British Columbia Ministry of Finance and Corporate Relations. The assessment relates to the operations of West Coast prior to its purchase by us. We are considering an appeal of this assessment, in addition to other available legal remedies, but may be required to pay it before resolution of any appeal.

WE ARE GROWING RAPIDLY, AND EFFECTIVELY MANAGING OUR GROWTH MAY BE DIFFICULT.

         We are currently experiencing a period of significant expansion. In order to execute our business plan, we must continue to grow. This growth will strain our personnel, management, systems, policies and procedures and other resources. To manage our growth, we must implement operational and financial systems and controls and recruit, train and manage new employees. We cannot be certain that we will be able to integrate new executives and other employees into our organization effectively. If we do not implement adequate systems and controls, recruit, integrate and retain necessary personnel or otherwise manage growth effectively, our business, results of operations and financial condition will be materially and adversely affected.

CONSUMERS OF ENTERTAINMENT MERCHANDISE MAY NOT ACCEPT OUR ONLINE SOLUTION.

         If a high volume of first-time and repeat customers are not attracted to the Web sites of our network associates and our online store at a reasonable cost, our business and operating results will be negatively affected. We may not be able to convert a large number of customers from traditional shopping methods to online shopping for CDs, videos, DVDs, books and other entertainment merchandise. Specific factors that could prevent widespread customer acceptance of our solution, and our ability to grow revenues, include:

         - shipping charges, which do not apply to shopping at traditional retailers of the merchandise we offer;

         - delivery time associated with Internet orders, as compared to the immediate receipt of products at a physical store;

         - lack of consumer awareness of our online store and those of our network associates;

         - customer concerns about the security of online transactions and the privacy of their personal information;

         - product damage incurred during shipping or shipments of wrong products from our fulfillment partners, resulting in a failure to establish customers' trust in buying items online;

         - delays in responses to customer inquiries or in deliveries to customers; and

         -    difficulties in returning or exchanging orders.

WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY.

         The markets in which we are engaged are new, rapidly evolving and intensely competitive. Barriers to entry are relatively low but increasing. We may not be able to compete successfully against current and future competitors. Further, as a strategic response to changes in the competitive environment, we may make certain pricing, service or marketing decisions or acquisitions that could adversely affect our business, results of operations and financial condition.

         We currently or potentially compete with a number of other companies. We compete with large, well-established Internet broadcasters such as Yahoo!Broadcast and BroadcastAmerica.com. We also compete with traditional physical retailers of entertainment merchandise, including large, well-established book, music and video stores such as Barnes & Noble, Inc., Borders Group, Inc., and Wherehouse Entertainment, Inc., and mass market retailers such as Wal-Mart Stores, Inc. In the market for online retailing of books, CDs, video cassettes and DVDs, we compete with large, well-established companies such as Amazon.com, Inc., Ubrandit.com, and CDNow, Inc.

         Certain of our competitors currently offer, either alone or through strategic relationships with other companies, a blend of multimedia content delivery and e-commerce services to the principal target market for our network associate program. Certain of our current competitors have longer operating histories, larger customer bases, greater brand recognition in other business and Internet markets, and significantly greater financial, marketing, technical and other resources than us. In addition, other online retailers may be acquired by, receive investments from, or enter into other commercial relationships with larger, well-established and well-financed companies as use of the Internet and other online services increases. Therefore, certain of our competitors with other revenue sources may be able to devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing policies, and devote substantially more resources to Web site and systems development than us. Competitive pressures created by any one of these companies, or by our competitors collectively, may result in loss of market share and reduced operating margins, any of which could have a material adverse effect on our business, results of operations and financial condition.

WE FACE THE RISK OF SYSTEMS INTERRUPTIONS AND CAPACITY CONSTRAINTS.

         The satisfactory performance, reliability and availability of our media player, online store, transaction processing systems and network infrastructure are critical to our reputation and our ability to attract and retain customers and maintain adequate customer service levels. From time to time, we have experienced temporary system interruptions for a variety of reasons, including software bugs and lack of reliable integration between various elements of our systems and those of our vendors. We may not be able to correct any problem in a timely manner. Because we outsource certain aspects of our system and because some of the reasons for a systems interruption may be outside of our control, we also may not exercise sufficient control to remedy the problem quickly or at all. Any future system interruption that results in the unavailability of our media player or Web sites or reduced order fulfillment performance could result in negative publicity which would negatively affect our business.

         We commercially opened our online e-commerce solution in September 1999 and to the extent that customer traffic grows substantially, we may need to expand the capacity of our systems to accommodate a larger number of visitors. We may be required to add additional software and hardware and further develop and upgrade our existing technology, transaction-processing systems, network infrastructure and distribution capabilities to accommodate increased traffic on our site and those of our network associates and increased sales volume. Any inability to scale our systems may cause unanticipated system disruptions, slower response times, degradation in levels of customer service, impaired quality and speed of order fulfillment, or delays in reporting accurate financial information.

WE MAY NOT BE SUCCESSFUL IN IMPLEMENTING OUR NETWORK ASSOCIATE PROGRAM OR OUR NETWORK ASSOCIATES MAY FAIL TO ATTRACT SIGNIFICANT NUMBERS OF CUSTOMERS.

         Our business and results of operations will depend in large part on the success of our network associate program. We have entered into definitive agreements with 113 network associates (representing 185 unique e-commerce sites and 59 broadcasters) and have implemented more than 150 e-commerce sites and 25 broadcasters. We have also recently acquired Web-services contacts for an additional 144 radio stations and streaming contracts for 68 radio stations from OnRadio, and Web-services and streaming contracts for an additional 112 stations from Magnitude Networks. However, there is no guarantee that our network associates will renew these contracts upon their expiration or that all of the contracts that we purchased from OnRadio.com and Magnitude will be successfully transitioned to our service. In order to attract and retain significant numbers of network associates, we must:

         - build a larger sales force to promote our network associate program, particularly to the radio and television industries;

         - successfully promote the benefits of our end-to-end streaming and e-commerce solutions to potential network associates; and

         - successfully compete against other companies that offer, or in the future may offer, similar e-commerce and content-delivery solutions, either on their own or through strategic relationships with other parties.

In addition, in order to retain our network associates:

         - our media player must function reliably and provide users with a compelling interactive experience;

         - our e-commerce system must work reliably and effectively with our network associates' own Web sites;

         - we must reliably fulfill orders of customers who purchase products through our network associates' storefronts;

         -    we must provide a high level of customer service; and

         - our program must result in significant direct or indirect financial benefit to our network associates.

         We may face obstacles in signing up significantly larger numbers of network associates in the media industry, despite the appeal to radio and television stations of our private label e-commerce solution bundled with streaming media services. For example, Yahoo!Broadcast, a leading Internet broadcaster of radio, television and other multimedia content, has established relationships with hundreds of radio stations across the country, including stations in many of the top radio markets in the U.S., and can offer its streaming media customers some e-commerce solutions that are competitive to our own through strategic relationships with other companies. Because Yahoo!Broadcast has exclusive relationships with many of its streaming media customers, those customers may not be willing or able contractually to become our network associates.

         We intend to control our own marketing and promotion expenditures by relying on the marketing efforts of our network associates. Our business and results of operations may therefore suffer if our network associates are unsuccessful in attracting significant numbers of visitors to their Web sites. While we analyze our potential network associates' plans for increasing traffic to their Web sites, we have no control of the steps they actually take to attract visitors to their sites except to the extent that the network associates are contractually bound.

WE DEPEND SIGNIFICANTLY ON OUR STRATEGIC RELATIONSHIPS WITH REALNETWORKS AND WE HAVE ONLY A NON-EXCLUSIVE LICENSE TO THE TECHNOLOGIES IT HAS DEVELOPED FOR US.

         We have entered into a number of transactions with RealNetworks which are important to our business, including the following:

     - a development agreement entered into in April 1999, under which RealNetworks developed and licenses our media player to us, and a related support and upgrade agreement entered into in January 2000;

     - a streaming media services agreement entered into in January 2000 and amended in June 2000, under which we have agreed, for a five year term, to use RealNetworks for streaming media services over the Real Broadcast Network; and

     - various marketing related agreements we entered into in the first quarter of fiscal 2000, including advertising and promotion agreements and other agreements pursuant to which we are provided a "channel" and a number of "presets" on the RealPlayer, which is RealNetworks' client media player that enables end-users to experience multimedia content.

         Our business depends to a significant extent on these relationships with RealNetworks. Our relationships with RealNetworks involve numerous risks, including the following:

     - We do not own or have exclusive rights to the technology underlying the GlobalMedia.com player and RealNetworks therefore could license that technology to one or more of our existing or future competitors or could use that technology itself to launch competitive solutions.

     - Our streaming media services agreement with RealNetworks obligates us to use RealNetworks' streaming media services and streaming media technologies on an exclusive basis until at least June 2001, except to the extent necessary to service customers we have or may acquire in certain acquisitions who are using competitive streaming media technologies or service providers at the time of acquisition. This exclusivity limitation restricts our ability to develop and market streaming solutions based on other streaming technologies such as the Windows Media Player or to secure alternative streaming media services at potentially more favorable costs.

     - We have paid RealNetworks significant sums under our contracts with them and we are not assured of receiving the expected benefits of those contracts, particularly in the case of our marketing-related agreements, which may fail to result in sufficient consumer traffic to our network to pay for the costs we incurred with RealNetworks under these agreements.

     - Any early termination of our agreements with RealNetworks as a result of our breach or otherwise could significantly disrupt our business and potentially result in claims against us by customers of our streaming media services.

WE MAY FAIL TO ESTABLISH AN EFFECTIVE INTERNAL SALES ORGANIZATION TO ATTRACT NETWORK ASSOCIATES.

         We believe that successful implementation of our network associate program will depend on our ability to establish an aggressive and effective internal sales organization. As of August 25, 2000, our internal sales team had 22 members. We may need to substantially increase this sales force in the future in order to execute our business plan. Our ability to increase our sales force involves a number of risks and uncertainties, including competition for employees and the length of time required for new sales employees to become productive.

ACQUISITIONS OF TECHNOLOGIES OR BUSINESSES INVOLVE RISKS WE MAY NOT ADEQUATELY ADDRESS.

         We recently concluded an acquisition of certain customer contracts for Web-related services, including streaming media services, from OnRadio.com and an acquisition of the online media and streaming solutions business of Magnitude Networks. The success of these transactions in increasing our revenues and providing other expected benefits to our business depends on our ability to integrate customers acquired in connection with these transactions into our business and on our ability to market and sell our own solutions and services to these customers. Until we do so, we will continue to provide the services OnRadio.com and Magnitude had contracted to provide, partly through ongoing transitional relationships with OnRadio.com and Magnitude. We cannot provide any assurance that substantial numbers of the customers we acquired from OnRadio.com and Magnitude will enter into new agreements with us, that we will be able adequately provide the services under the contracts we acquired from OnRadio.com and Magnitude until the customers transition over to our solutions and enter into new agreements with us, or that even if substantial numbers of these acquired customers do enter into new contracts with us for our own solutions and services that the transaction will ultimately result in the benefits we expect it to provide. We also may consider other acquisitions from time to time. The OnRadio.com transaction and Magnitude acquisition, as well as any future acquisitions of technologies, businesses or other assets we consummate in the future, may involve various risks, including the following:

         - potentially dilutive issuances of equity securities to pay for acquisitions;

         -    use of cash resources;

         - incurrence of contingent liabilities or assumption of known or unknown liabilities;

         - difficulties in assimilating operations, products, technologies, services and personnel of acquired companies;

         -    diversion of management's attention from other business concerns;

         - impairment of relationships with our employees, advertisers, customers and content providers or those of companies we may acquire; and

         - inability to maintain uniform standards, controls, procedures and policies.

         The failure to address financial and operational risks involved in acquisitions of technology, businesses or other assets could cause material harm to our business and negatively affect our financial condition and results of operations.

WE DEPEND ON OUR FULFILLMENT PARTNERS; IF THEY DO NOT PERFORM OR OUR RELATIONSHIP WITH THEM IS TERMINATED, OUR BUSINESS MAY SUFFER.

         To generate the significant customer traffic, volume of purchases and repeat purchases that we believe are crucial to obtaining sufficient revenues, we must develop and maintain customer trust in the timing and accuracy of our product deliveries. We currently carry no inventory of our own and depend on fulfillment partners for rapid order fulfillment. We currently purchase all of the merchandise we offer online from two fulfillment partners, Baker & Taylor, Inc. and the iFill division of Valley Media, Inc. We intend to enter into other fulfillment agreements to have alternative sources of supply and expand our product offerings. We may not be able to secure alternative fulfillment partners on acceptable terms in a timely manner, or at all. Negotiating and implementing relationships with additional fulfillment partners would take substantial time and resources. Our agreements with Baker & Taylor and Valley Media have one-year terms and renew on an annual basis for up to five succeeding years. However, each agreement can be terminated prior to the annual renewal date. We cannot be certain that our contracts with Baker & Taylor and Valley Media will be renewed or that either fulfillment partner will not terminate its agreement earlier for breach.

         Our ability to fulfill our customers' orders may be significantly hampered and our business will suffer major disruptions if Baker & Taylor, Valley Media, or any alternative fulfillment partners with whom we may establish relationships in the future:

         - fail to comply with federal, state and local regulations that apply to their performance of services for us;

         -    breach or terminate their agreements with us;

         - suffer adverse developments that affect their ability to supply products to us, such as employee strikes, system crashes and inclement weather;

         - are unable or unwilling to supply products to us in sufficient quantities or in a timely manner; or

         - are unable or unwilling to ship products to any markets in which we have customers.

         Because we rely on third parties to fulfill orders, we depend on their systems for tracking inventory and financial data. In addition, our order fulfillment and distribution process requires us to cooperate extensively with our fulfillment partners with respect to the coordination of separate information technology systems. From time to time we have experienced problems relating to the integration of our systems with those of Baker & Taylor and Valley Media, which has affected our ability to timely fill customers' orders. While we have corrected these problems, we cannot ensure that any future problems will be resolved on a timely basis or at all. In addition, if we establish new fulfillment partner relationships, we cannot be sure that we will be able to integrate our respective information systems on a timely basis. If our fulfillment partners' systems fail or are unable to scale or adapt to changing needs, our ability to timely fill customers' orders may be hindered and we may not have adequate, accurate or timely inventory or financial information. Our failure to have adequate, accurate or timely inventory and financial information would harm our ability to manage our business effectively.

WE RELY HEAVILY ON THIRD PARTIES FOR ESSENTIAL BUSINESS OPERATIONS AND MAY BE ADVERSELY AFFECTED BY DISRUPTIONS OR FAILURES IN SERVICE.

         We depend on third parties for important aspects of our business, including Internet access and Web hosting services, and new Web site features and content. We have limited control over these third parties, and we are not their only client. We may not be able to maintain satisfactory relationships with any of them on acceptable commercial terms. Further, we cannot be certain that the quality of products and services that they provide will remain at levels needed to enable us to conduct our business effectively. We may not be able to renew agreements with third party vendors on current terms.

         Our dependence on third party vendors entails various risks, including:

         - our current vendors may not continue to provide services to us on current terms;

         - we may not be able to establish new or extend current vendor terms on a timely basis or at all; and

         - our vendors may not comply with federal, state and local regulations that apply to their performance of services for us.

         If we cannot develop and maintain relationships with vendors that allow us to obtain sufficient quantities of merchandise or necessary services on acceptable commercial terms or if our vendors fail to comply with applicable law, our business may be harmed.

         We also rely on third-party carriers for product shipments, including shipments to and from our fulfillment partners' distribution facilities. We are therefore subject to the risks, including employee strikes and inclement weather, associated with third-party carriers' ability to provide delivery services to meet our shipping needs. Failure to deliver products to our customers in a timely and accurate manner would harm our reputation, and our business and results of operations.

OUR SYSTEMS AND OPERATIONS, AND THOSE OF OUR VENDORS AND DISTRIBUTORS, ARE VULNERABLE TO NATURAL DISASTERS, SYSTEMS INTERRUPTIONS AND OTHER UNEXPECTED PROBLEMS.

         Substantially all of our computer and communications hardware is located at our leased facilities in Vancouver, British Columbia, Canada, and our systems infrastructure is hosted at third-party hosting providers' facilities in Vancouver, British Columbia and Seattle, Washington. The continuing and uninterrupted performance of those systems is critical to our success. Our systems and operations and those of our hosting providers are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, earthquakes and similar events. In addition, our servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays, loss of data or the inability to accept and fulfill customer orders. Sustained or repeated system failures or interruptions of our site connection services would reduce the attractiveness of our site to customers, and could therefore have a material adverse effect on our business. Our fulfillment partners, including Baker & Taylor and Valley Media, may also face these risks.

         We depend on the efficient operation of Internet connections from customers to our systems. These connections, in turn, depend on the efficient operation of Web browsers, Internet service providers and Internet backbone service providers, all of which have had periodic operational problems or experienced outages. Any system delays, failures or loss of data, whatever the cause, could reduce customer satisfaction with our applications and services and harm our business.

         We retain confidential customer information in our processing centers. Therefore, it is critical that our facilities and infrastructure remain secure and that our facilities and infrastructure are perceived by the marketplace to be secure. A material security breach could damage our reputation or result in liability to us.

WE DEPEND ON OUR KEY PERSONNEL TO OPERATE OUR BUSINESS, AND WE MAY NOT BE ABLE TO HIRE ENOUGH ADDITIONAL MANAGEMENT AND OTHER PERSONNEL AS OUR BUSINESS GROWS.

         Our performance is substantially dependent on the continued services of our executive officers and other key employees, particularly Michael Metcalfe, our Chairman, Jeffrey Mandelbaum, our President and Chief Executive Officer, Robert Fuller, our Chief Operating Officer, L. James Porter, our Chief Financial Officer, and Winston V. Barta, our Vice

President of Business Development. The loss of the services of any of our executive officers could materially and adversely affect our business. We do not maintain key man insurance on any of our employees. Additionally, we believe that we will need to attract, retain and motivate talented management and other highly skilled employees, particularly those with technical backgrounds, to be successful. Competition for employees that possess knowledge of both the Internet industry and our target market is intense. We may be unable to retain our key employees or attract, assimilate and retain other highly qualified employees in the future.

WE MAY NOT BE ABLE TO ADAPT AS INTERNET TECHNOLOGIES AND CUSTOMER DEMANDS CONTINUE TO EVOLVE.

         To be successful, we must adapt to rapidly changing Internet technologies and continually enhance the features and services provided on our GlobalMedia.com player and Web sites, and to our network associates. We could incur substantial, unanticipated costs if we need to modify our media player, Web sites, software or infrastructure to incorporate new technologies demanded by our customers or our network associates. We may use new technologies ineffectively or we may fail to adapt our media player, Web sites, transaction-processing systems and network infrastructure to user requirements or emerging industry standards.

WE MAY NOT BE ABLE TO PROTECT AND ENFORCE OUR TRADEMARKS, WEB ADDRESSES AND PROPRIETARY RIGHTS.

         We rely or may in the future rely on a combination of patent, trademark, trade secret and copyright law and contractual restrictions to protect the proprietary aspects of our technology and proprietary content. These legal protections afford only limited protection for our intellectual property and trade secrets. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our proprietary technology or otherwise obtain and use information that we regard as proprietary.

         We are in the process of filing Canadian and U.S. applications for trademark registration of "GlobalMedia.com," "GlobalMedia.com Network." We may be unable to secure such trademark registrations. It is also possible that our competitors or others will adopt service names similar to ours, thereby possibly leading to customer confusion. Any claims or customer confusion related to our trademarks, or our failure to obtain trademark registrations, could negatively affect our business.

         Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets and domain names, and to determine the validity and scope of the proprietary rights of others. If third parties prepare and file applications in the United States, Canada or other countries that claim trademarks used or registered by us, we may oppose those applications and be required to participate in proceedings before the regulatory agencies involved determine priority of rights to the trademarks. Any litigation or adverse priority proceeding could result in substantial costs and diversion of resources and could seriously harm our business and operating results.

         Finally, to the extent that we operate internationally, the laws of many countries do not protect our proprietary rights to as great an extent as do the laws of the United States and Canada. Many countries have a "first-to-file" trademark registration system. As a result, we may be prevented from registering or using our trademarks in certain countries if third parties have previously filed applications to register or have registered the same or similar trademark. Our means of protecting our proprietary rights may not be adequate, and our competitors could independently develop similar technology.

         We hold rights to various Web domain names, including "globalmedia.com." Governmental agencies typically regulate domain names. These regulations are subject to change. We may not be able to acquire or maintain appropriate domain names in all countries in which we do business. Furthermore, regulations governing domain names may not protect our trademarks and similar proprietary rights. We may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or diminish the value of our trademarks and other proprietary rights.

WE MAY BE FOUND TO INFRINGE UPON THE PROPRIETARY RIGHTS OF OTHERS OR FACE LIABILITY FOR CONTENT ON OUR WEB SITES.

         Third parties may claim infringement by us with respect to past, current or future technologies and other proprietary rights. Any such claim, whether meritorious or not, could be time-consuming, result in costly litigation, or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements might not be available on terms acceptable to us or at all.

         Because we post our own content and content licensed from third parties on our sites, we face potential liability for negligence, copyright, patent, trademark, defamation, indecency and other claims based on the nature and content of the materials that we post. Such claims have been brought, and sometimes successfully pressed, against Internet content distributors. In addition, we could be exposed to liability with respect to the unauthorized duplication or distribution of content.

         Although we maintain general liability insurance, our insurance may not cover potential claims of the types described above or may not be adequate to indemnify us for all liability that may be imposed. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could harm our business.

RISKS RELATED TO THE INTERNET INDUSTRY

WE ARE DEPENDENT ON THE CONTINUED DEVELOPMENT OF THE INTERNET INFRASTRUCTURE.

         Our industry is rapidly evolving. Our business would be adversely affected if Web usage, media delivery over the Internet, and e-commerce does not continue to grow. Growth in these areas may be inhibited for a number of reasons, including:

     -        inadequate Internet infrastructure;

     -        security concerns;

     -        inconsistent quality of service;

     -        unavailability of cost-effective, high-speed service; or

     -        imposition of transactional or other taxes.

OUR LONG-TERM SUCCESS DEPENDS ON THE DEVELOPMENT OF E-COMMERCE AND THE MARKET FOR STREAMING MEDIA SERVICES, WHICH IS UNCERTAIN.

         Our future revenues and profits depend substantially on the widespread acceptance and use of the Web as an effective medium of commerce by consumers, as well as the widespread acceptance of the Internet as a medium of broadcast by consumers and producers of audio, video and other multimedia content. Commercial use of the Internet as a broadcast medium is in its early stages. Demand for recently introduced services and products over the Web is subject to a high level of uncertainty. The development of the Web as a viable commercial marketplace or as a broadcast medium is subject to a number of factors, including the following:

     - buyers may be unwilling to shift their purchasing from traditional vendors to online vendors;

     - broadcasts of multimedia content on the Internet are generally of lower quality than broadcasts in traditional mediums and are subject to more frequent interruptions and packet loss;

     - radio listeners, television viewers and consumers of other multimedia content may be unwilling to shift their consumption of such content to the Internet or it may be more difficult to establish viable revenue streams from Internet broadcasts;

     - telecommunication services may not be sufficiently available or may change in ways that adversely affect e-commerce or streaming media services; and

     - adverse publicity and consumer concerns about the security of commerce transactions on the Internet could discourage its acceptance and growth.

BREACHES OF SECURITY ON THE INTERNET MAY SLOW THE GROWTH OF E-COMMERCE AND SUBJECT US TO LIABILITY.

         The need to securely transmit confidential information such as credit card and other personal information over the Internet has been a significant barrier to e-commerce and communications over the Web. Any well-publicized compromise of security could deter more people from using the Web or from using it to conduct transactions that involve transmitting confidential information, such as purchases of goods or services. To the extent that our activities or the activities of third-party contractors involve the storage and transmission of proprietary information, such as credit card numbers, security breaches could disrupt our business, damage our reputation and expose us to a risk of loss or litigation and possible liability. We could be liable for claims based on unauthorized purchases with credit card information, impersonation or other similar fraud claims. Claims could also be based on other misuses of personal information, such as for unauthorized marketing purposes. We may need to spend a great deal of money and use other resources to protect against the threat of security breaches or to alleviate problems caused by security breaches.

WE FACE RISKS ASSOCIATED WITH GOVERNMENT REGULATION OF AND LEGAL UNCERTAINTIES SURROUNDING THE INTERNET.

         Any new law or regulation pertaining to, or the application or interpretation of existing laws to, the Internet could increase our cost of doing business or otherwise adversely affect our business. Laws and regulations directly applicable to Internet communications, commerce and advertising are becoming more prevalent. The law governing the Internet, however, remains largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws governing intellectual property, copyright, privacy, obscenity, libel and taxation apply to the Internet. In addition, the growth and development of e-commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad. Governments in foreign jurisdictions may regulate Internet or other online services in such areas as content, privacy, network security, encryption or distribution more stringently than in the United States. This may affect our ability to conduct business internationally. We also may be subject to future regulation not specifically related to the Internet, including laws affecting direct marketers.

RISKS RELATED TO THIS OFFERING AND OUR COMMON STOCK

YOUR HOLDINGS MAY BE DILUTED IN THE FUTURE.

         SERIES A AND B PREFERRED. As of August 25, 2000, (a) 4,175 shares of our Series A and 5,000 shares of our Series B convertible preferred stock, having an aggregate stated value of $9,175,000, were outstanding, and (b) warrants to purchase 1,068,500 shares of common stock issued to the holders of the Series A and Series B convertible preferred stock were outstanding. Based on the conversion price in effect immediately prior to our initial filing of the registration statement containing this prospectus, the total number of shares that we would have issued to the holders of the outstanding shares of Series A and Series B convertible preferred stock at that time had they converted the total number of such shares and exercised the related investment options in full would have been 11,940,742 shares. However, the actual number of shares that may be issued on conversion of the Series A and Series B convertible preferred stock and exercise of the related investment options may prove to be significantly greater in the event of a decrease in the trading price of our common stock. The warrants have a term of five years from the date of issuance at a price of $8.3475 for the 680,000 warrants issued with the Series A convertible preferred stock, and $7.0785 for the 388,500 warrants issued with the Series B convertible preferred stock. Purchasers of common stock could experience substantial dilution from the conversion of shares of Series A and B convertible preferred stock and exercise of related investment options and warrants, and such dilution could increase with decreases in the trading price of our common stock.

         STOCK OPTIONS AND OTHER WARRANTS. As of August 25, 2000, 7,653,475 shares of common stock were reserved for issuance upon exercise of outstanding stock options granted under our stock option plans at exercise prices ranging from $0.50 to $8.00 per share, of which 3,352,907 are currently exercisable. In addition, at such date we had other warrants to purchase a total of 62,769 shares at an exercise price of $8.125 per share outstanding which are currently exercisable. Under agreements with a certain party that has acted as our financial advisor, we may be required to issue that party additional warrants as compensation under those agreements. Purchasers of common stock could experience substantial dilution of their investment upon exercise of stock options and warrants.

         FUTURE INVESTMENT BY STANDARD RADIO. On August 31, 2000, we sold to Standard Radio Inc., an existing investor, 1,388,888 shares of common stock and warrants to purchase up to 277,778 shares of common stock, for $1.80 per share, for an aggregate purchase price of $2.5 million (the "Standard Offering"). The warrants have a per share exercise price of $2.25, which is 125% of the per share offering price in Standard Offering. If we raise a minimum of US $7,500,000 on or before December 31, 2000, Standard has agreed to invest another US $2,500,000 in us. However if that offering is made at per share price that is less than the price in the Standard Offering, then the Company shall promptly issue to Standard additional shares based on a specified antidilution formula and shall adjust the exercise price of the warrants issued to Standard. As part of the transaction, we agreed to waive all of Standard's fees and expenses under our existing co-marketing agreement with Standard's current radio stations for three years, or so long as Standard continues to hold 2% or more of our issued and outstanding shares.

SHARES ELIGIBLE FOR FUTURE SALE BY OUR CURRENT STOCKHOLDERS MAY ADVERSELY AFFECT OUR STOCK PRICE.

         As of August 31, 2000, 28,786,522 shares of our common stock were outstanding. Of these outstanding shares, 7,479,436 were freely tradable without restriction. The remaining 21,307,086 shares are eligible for sale in the public markets within the limits of Rule 144 under the Securities Act. If our stockholders sell substantial amounts of our common stock in the public market in the future, then the market price of our common stock could fall. To date, we have had limited trading volume in our common stock. Sales of substantial amounts of common stock under Rule 144, the registration statement of which this prospectus is a part, our other registration statements or otherwise could adversely affect the prevailing market price of our common stock and could impair our ability to raise capital at that time through the sale of our securities.

         STOCK OPTIONS. We have filed registration statements to register all shares of common stock issuable under our 1998 and 1999 stock option plans and intend to file a registration statement to register all shares of common stock issuable under our 2000 stock option plan. Consequently, shares issued upon exercise of stock options granted under those plans will be eligible for resale in the public market without restriction (except to the extent they are issued to our executive officers and directors). As of August 25, 2000, options covering a total of 5,046,770 shares, of which 3,352,907 were vested, were outstanding under these plans.

         PREFERRED STOCK. We filed a registration statement covering the resale of shares of common stock issuable upon conversion of the Series A convertible preferred stock, related investment options and warrants in 1999 and such registration statement is currently effective and we have filed a registration statement of which this prospectus is a part to cover the resale of shares issuable upon conversion of the Series B convertible preferred stock, related investment options and warrants Consequently, all such shares when issued are eligible for resale in the public market without restriction. Based on the conversion price in effect as of August 25, 2000, the total number of shares of common stock issuable upon conversion of the outstanding shares of Series A and Series B convertible preferred stock and exercise of the related investment options, and upon exercise of the related warrants, was 13,009,242 shares. Once this registration statement is declared effective, all such shares will be eligible for resale in the public market without restriction.

         ONRADIO SHARES. In connection with our acquisition of certain assignable customer contracts from OnRadio.com in June 2000, we issued to OnRadio.com a total of 1,697,619 shares, of which 450,000 shares are being held in escrow to cover a purchase price adjustment which may be required if certain levels of customer attrition are exceeded during the 12 months period after the initial closing of this transaction. We also agreed to issue OnRadio.com up to an additional 500,000 shares in connection with our consummation of contractual relationships with certain sales prospects OnRadio.com agreed to transition over to us in connection with this transaction. Under our agreements with OnRadio.com, we are required to file a registration statement covering the shares we issued and may issue to them in connection with this transaction. Once that registration statement is effective, the shares issued to OnRadio.com will be eligible for resale in the public market without restriction, except that OnRadio.com agreed to limitations on the number of shares it will sell determined by reference to the volume limitations under Rule 144(e).

         MAGNITUDE SHARES. In connection with our acquisition of the online media and streaming solutions business of Magnitude Network, in August 2000, we issued a total of 2,082,429 shares (416,485 of which are being held in an escrow for twelve months to satisfy certain indemnity claims that may arise against Magnitude), and a stock purchase warrant to acquire 2,000,000 shares of our common stock at an exercise price of $3.60. Under our agreements with Magnitude and its corporate affiliates, we are required to file a registration statement covering the shares we issued and may issue to them in connection with this transaction. Once that registration statement is effective, the shares issued in connection with the Magnitude transaction will be eligible for resale in the public market without restriction.

WE ARE CONTROLLED BY OFFICERS, DIRECTORS AND EXISTING STOCKHOLDERS, IN PARTICULAR OUR CHAIRMAN.

As of August 25, 2000, executive officers, directors and entities affiliated with them, in the aggregate, beneficially owned approximately 57.67%, and Michael Metcalfe, our Chairman beneficially owned approximately 49.38%, of our outstanding shares of common stock. Mr. Metcalfe is able to control substantially all matters requiring approval by our stockholders, including the election of directors, amendments to our articles of incorporation, and mergers or other business combination transactions. Mr. Metcalfe's substantial equity stake could also make us a much less attractive acquisition candidate to potential acquirers, because Mr. Metcalfe alone could have sufficient votes to prevent the approval or the tax-free treatment of an acquisition.

ANTI-TAKEOVER PROVISIONS AND OUR RIGHT TO ISSUE PREFERRED STOCK COULD MAKE A THIRD-PARTY ACQUISITION OF US DIFFICULT.

         We are a Nevada corporation. The anti-takeover provisions of Nevada law could make it more difficult for a third party to acquire or gain control of us, even if such a transaction would be beneficial to stockholders. Our articles of incorporation provide that our board of directors may issue preferred stock without stockholder approval. The issuance of preferred stock could make it more difficult for a third party to acquire us. Each of these factors could adversely affect the prevailing market price for our common stock.

OUR COMMON STOCK PRICE IS HIGHLY VOLATILE.

         The market price of our common stock has been, and is likely to continue to be, highly volatile. In addition, the market for technology stocks has been extremely volatile. Purchasers of our common stock may not be able to resell their shares following periods of volatility because of the market's adverse reaction to volatility. The trading prices of many technology and Internet-related companies' stocks reached historical highs during 1999 and the first quarter of 2000, reflecting valuations substantially above historical levels. During the same period, these companies' stocks have also been highly volatile, and since the first quarter of 2000 have recorded lows well below the historical highs. We cannot assure you that our stock will trade at the same levels of other Internet stocks or that Internet stocks in general will sustain their current market prices. Factors that could cause volatility in our stock price may include, among other things:

         - actual or anticipated fluctuations in our quarterly operating results;

         - announcements by us or our competitors of technological innovations, significant contracts, new products or services offerings or enhancements;

         - changes in financial estimates or recommendations by securities analysts;

         -        conditions or trends in the Internet industry;

         - changes in the market valuations of other Internet, streaming media, online services and software companies;

         - the addition or loss of strategic relationships or key vendors;

         - conditions or trends in the Internet, online commerce and media streaming markets;

         - announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

         -        additions or departures of key personnel;

         -        sales of our common stock or other securities in the future;

         -        fluctuations in stock market prices and volumes; and

         - general stock market conditions and conditions in the technology and Internet sectors in particular.

         Volatility in the market price of our common stock may prevent investors from being able to sell their common stock at or above the price at which investors bought our common stock. In the past, class action litigation has often been brought against companies following periods of volatility in the market price of those companies' common stock. We may become involved in this type of litigation in the future. Litigation is often expensive and diverts management's attention and resources, which could materially and adversely affect our business and results of operations.

                                 USE OF PROCEEDS


         We will not receive any proceeds upon conversion of the Series A or B convertible preferred stock, nor will we receive any of the proceeds from the sale by the selling stockholders of the shares issued upon such conversion, or previously held by them.

         We will receive the exercise price of any investment options and warrants relating to the Series A and B convertible preferred stock that may be exercised by the selling stockholders, but they are under no obligation to exercise. Assuming exercise of all of the investment options and warrants, the gross proceeds to us from the exercise of (a) the investment options in connection with the Series A convertible preferred stock would be $4,447,805,
(b) the investment options in connection with the Series B convertible preferred stock would be $5,076,027, (c) the warrants in connection with the Series A convertible preferred stock would be $5,676,300, and (d) the warrants in connection with the Series B convertible preferred stock would be $2,750,000. We intend to use any proceeds from exercise of the investment options and warrants for working capital and general corporate purposes.

                                    BUSINESS

OVERVIEW

         We offer an award-winning streaming media broadcasting solution to radio and television stations and Internet sites through our network associate program. The centerpiece of our broadcasting network solution is the GlobalMedia.com player, a streaming media player developed for us by RealNetworks, Inc., that enables Internet users to experience multimedia content streamed over the Internet. Our media player enables Internet users to stream live and simulated live audio, video and other multimedia content such as radio feeds from our 13 proprietary simulated live music stations and from the stations of each of our broadcasting associates.

         We also provide e-commerce solutions that can be integrated with our broadcasting solution. We sell music CDs and cassettes, home videos and digital video discs (DVDs), books and other entertainment products through our own online store and through the private-label storefronts that we create for network associates in our GlobalMedia.com network associate program. Visitors to a network associate's Web site can place merchandise orders from the storefront on that site, which we then process through our e-commerce back-end solution and fulfill through our fulfillment partners.

         We launched our broadcasting network with the beta version of our media player in October 1999, and incorporated the commercial version into our broadcasting network in January 2000. We launched a beta version of our own e-commerce site in May 1999 and commercially launched our own online store in September 1999. We significantly revised our online store in November 1999 to offer greater functionality and ease of use. Our online store combines an extensive catalogue of music, books, videos and other entertainment products, with easy-to-use navigation and search capabilities and entertainment-focused content. Additionally, visitors can download the GlobalMedia.com player for free. We are continuing the further development of our online store and e-commerce back-end to provide additional features and content, and expect that these enhancements will improve the revenue generating potential of our own store and the stores of our network associates.

INDUSTRY BACKGROUND

THE INTERNET

         The impact of the Internet on, and its importance to, the global economy is increasing significantly. International Data Corporation estimates that the number of persons accessing the Web will reach 320 million by 2002 and total Internet commerce - the purchase of goods and services over the Internet by both businesses and consumers - will approach $250 billion by 2002. Advances in technology, such as streaming media technologies, and broadband access are making the Internet an increasingly important new medium for multimedia content delivery and distribution. We believe that the increase in usage of the Web for commerce and multimedia content delivery will be due to a number of factors, including the following:

     - a large and growing base of personal computers and other Web access devices in the home and workplace;

     - declines in the cost of personal computers and other Web access devices;

     -   declines in the cost of Internet access;

     -   increases in the performance of personal computers;

     -   broadband access and increases in Internet bandwidth;

     - advances in streaming media technologies that enable the continuous transmission and playback of multimedia content, such as audio and video, which will improve the type and quality of content available on the Web;

     -   the availability of a broader range of online products and services;
         and

     - growing awareness by businesses and consumers of the benefits of online shopping and the delivery or consumption of multimedia content.

         The Internet is unique as a multipurpose medium for communicating, delivering and finding information and other content and purchasing products and services. The Internet offers powerful characteristics, such as instant access to a wide variety of content and commerce destinations, vast selection, interactivity and personalization, that differentiate it from traditional media and commerce distribution channels. We believe that, among other things, these characteristics will facilitate use of the Internet as a purchasing medium. International Data Corporation estimates that worldwide business-to-consumer sales over the Internet will increase from approximately $11 billion in 1998 to approximately $93 billion by 2002.

INTERNET BROADCASTING

         The Internet is now recognized as a new mass medium for communication, commerce and multimedia content. As an interactive and searchable medium, the Internet offers a highly engaging experience and allows users unlimited access to a wide variety and supply of content at their convenience. The Internet also enables content providers and advertisers to establish personalized experiences for and communications with consumers. We believe that these features, combined with advances in media delivery and the increasing availability of broadband access, are enabling the further development and broad acceptance of the Internet as a powerful medium for online media delivery and distribution.

         Streaming media technology enables the continuous transmission and playback of multimedia content and represents a significant advancement over earlier technologies, which required download delays before playback. As a result, streaming media has enabled live broadcasts over the Internet and has enhanced and simplified the consumer's online media experience. We believe that the amount of live video and audio content available on the Internet has increased dramatically in the last two years. As the demand for streaming media has grown substantially, many new business models have emerged. Companies are publishing and aggregating streaming media for consumers over the Internet and employees over intranets, developing streaming media authoring tools, offering turnkey services and advertising in a variety of new ways. We believe the demand for streaming media and media content will grow with the increasing availability of new broadband access technologies such as cable modems and digital subscriber lines. Cost-effective broadband access will make it possible for consumers to experience higher-quality streaming media and enable content providers to deliver to large audiences more compelling and engaging media content. We believe the emergence of television set-top boxes and other non-PC Internet devices will further extend the reach of online media. As the Internet provides the means to deliver content at quality levels comparable to those of traditional media, we believe there will be a significant market opportunity for media companies and advertisers to provide customized, interactive targeted programming and advertising.

RETAIL ENTERTAINMENT MERCHANDISING

         Traditional channels of retail entertainment merchandise distribution, such as music stores, home video stores, bookstores and mass market retailers, have many limitations, including:

     - INCONVENIENCE. Shopping at a physical store can be inconvenient. It involves time-consuming activities such as making a trip to the store, finding a parking space, searching for desired merchandise and waiting in line to make a purchase. Searching for merchandise can be especially time-consuming if the consumer is simply browsing (i.e., is not looking for a particular title or artist), since searching generally for entertainment merchandise that may interest the consumer can involve significant time combing through aisles of CDs or rows and rows of books or videos.

     - NARROW SELECTION. Consumers of entertainment products value the opportunity to select items from a broad range of products that best fit their interests. Often, consumers must choose from a narrow selection at traditional store-based retailers. In the entertainment merchandising industry, stores often specialize in particular types of products, such as books or music only, forcing the consumer to make a trip to more than one store. Even mass market retailers that offer selections from a wide variety of entertainment product categories often have a narrow selection of titles or genres within those categories because of limitations on the amount of shelf-space and the resulting need to offer only the fastest selling titles, genres or products.

     - LACK OF INFORMATION AND PERSONALIZATION. Physical retailers are space-constrained and invest heavily in inventory, real estate, building improvements and hiring and training of store personnel. Although some large entertainment merchandisers have made strides to include customized information and better opportunities for consumers to sample the products they carry (such as kiosks at music retailers that allow customers to preview CDs), physical retailers generally lack the display space and resources to provide consumers with in-depth information, such as book or music reviews and interviews with authors and artists, that could greatly enhance the shopping experience. Physical retailers also have no way of instantaneously gauging and responding to an individual consumer's personal tastes.

         Because online retailers of entertainment products incur a fraction of the costs for physical space and personnel and have almost unlimited "virtual" shelf space, they can offer consumers a broader range of product categories, and selections within those categories, than can physical retailers. In addition, online retailers can provide consumers with a wide range of useful and entertaining information as part of the online shopping experience, such as interviews with authors or artists, book, music or video reviews, discographies and other lists of artists' works, historical perspectives and feedback from other consumers. The online shopping experience can be interactive, such as giving consumers the opportunity to provide their own personal reviews of products that they have bought. Online retailing also offers the opportunity to create communities of like-minded consumers. Finally, online retailers can also use technology to instantaneously gauge and respond to a particular consumer's interests, such as offering online recommendations or suggestions by e-mail regarding other products the consumer may be interested in based on the buying patterns of customers who bought the same product or information provided by the consumer about his or her own interests.

         Many online retailers of entertainment merchandise provide a shopping experience that, while convenient, informative and offering a wide selection of products, fails to deliver fully on entertainment value. Certain strategic relationships between online retailers and multimedia content delivery companies have attempted to create a blended online commerce and entertainment experience, but these initiatives are often limited in the product selection offered on the content deliverer's Web site and give a "piecemeal" impression to consumers, who are exposed to multiple companies' brands and Web site "look-and-feel" as part of the shopping/entertainment experience.

OUR STRATEGY

         Our objective is to become a leading online entertainment company. Our strategy to achieve this objective is to build a network of private label entertainment product storefronts on the Web and to offer an online broadcast solution for the delivery of streaming media over the Internet to a growing network of our broadcast associates. To implement our strategy, we are striving to attract a growing base of consumers to our network associates' Web sites and to our own online store, and to provide them with a superior entertainment and shopping experience. Key elements of our strategy include:

         FOCUS ON CORE STRENGTHS AND ENHANCE STRATEGIC RELATIONSHIPS. We intend to leverage off our management team's extensive experience and understanding of the entertainment industry and the convergence of entertainment and the Internet to deliver an integrated entertainment broadcast and merchandise retailing solution. We will rely extensively on third parties for cutting edge technologies to enable us to provide multimedia streaming and e-commerce services, and for order fulfillment and shipment. By aggregating what we believe is the best in technology, content, entertainment products and distribution services through strategic relationships with third parties, we intend to maintain our focus on continuously enhancing the shopping and entertainment experiences of our customers.

         EXTEND REACH THROUGH NETWORK ASSOCIATE PROGRAM. We intend to aggressively promote our network associate program. By offering our network associates reasonably priced solutions for multimedia streaming capabilities and selling entertainment products online, we believe that we will extend our customer reach on the Web more effectively and on a more cost-effective basis than if we were to try to obtain that reach solely through our own store.globalmedia.com online store. We will also consider strategic opportunities to acquire customers from other companies of streaming media and other web-related services in our industry as a way to more rapidly build critical mass in our network.

         MAINTAIN TECHNOLOGY FOCUS. We intend to use technology that we develop or that we acquire or license through strategic relationships with third parties to enhance our streaming media solutions, improve our site's navigation and search capabilities, and develop features to further personalize consumers' multimedia and shopping experiences and their ability to find products and content. We will also use technology to increase the efficiency of order processing and fulfillment services.

         CONTINUOUSLY IMPROVE OUR ONLINE STORE AND SERVICES. We seek to combine a wide product selection and eye-catching multimedia content and information with the unique aspects of the Internet to deliver a convenient, entertaining and personalized shopping experience. To improve our e-commerce solution and our own site, we intend to:

     - expand our product offerings, both within our existing categories and by extending into other categories of entertainment-oriented products and services;

     - improve the depth and variety of content, including streamed audio, video and other multimedia content; and

     - offer more personalized services, such as recommendations based on purchases by consumers of similar product selections or preferences provided by the customer.

         ENSURE QUICK AND EFFICIENT DISTRIBUTION. We intend to continuously increase the automation and efficiency of our fulfillment and distribution capabilities. Because we outsource our order fulfillment operations, we intend to work with our fulfillment partners to find more ways to ensure prompt order processing and delivery to our customers.

OUR SOLUTIONS

OUR BROADCASTING SOLUTION

         We have developed our broadcasting solution to take advantage of significant improvements in multimedia streaming or other technologies, the resulting convergence of radio, television and other multimedia content with the Internet and e-commerce. Our business will depend significantly on the successful implementation of our broadcasting network, the successful marketing of that solution to potential broadcast associates in the radio and television industries, and our ability to maintain those relationships.

         Using the GlobalMedia.com player and the Real Broadcast Network multimedia streaming infrastructure, our broadcasting network enables broadcast associates to deliver live and simulated live multimedia content such as radio feeds. Our broadcasting network provides cutting-edge multimedia content delivery capabilities and can be combined with the private label entertainment product merchandising solution offered under our network associate program. We will derive revenues from (a) product sales on each network associate's Web site, (b) resale of streaming media bandwidth on the Real Broadcast Network to our network associates, (c) design and implementation fees, and (d) advertising revenues from advertisements in the GlobalMedia.com player.

OUR E-COMMERCE SOLUTION

         Our e-commerce solution leverages the Internet's capabilities for delivering multimedia content, including live video and audio programming, to create a unique, integrated shopping and entertainment experience for the customers of our network associates and our own online store. The key features of our solution consist of the following:

         CONVENIENCE. Our online store and those of our network associates may be reached from wherever the customer has access to the Web, such as the home or office. Customers may shop 24 hours a day, seven days a week. We deliver directly to the customer's home or office, eliminating the need for a trip to a physical store. Customers can quickly search an extensive catalogue of products using a variety of search parameters.

         SELECTION. Without the inventory or shelf-space limitations of physical retailers, we offer a large selection of CDs, videos, DVDs and books and will expand that selection as we add more fulfillment partners. We also have become involved in new forms of distribution of entertainment products, such as direct download of audio files, and intend to offer complementary products and services, such as magazine subscriptions and concert and event ticket sales.

         CONTENT. Through our online store and those of our network associates, we offer entertainment-focused content ranging from music and entertainment news to interviews with artists and authors, biographies and lists of artists' and authors' works. We also offer content in formats designed to enhance the customer's shopping experience, such as music clips that customers may sample before ordering CDs. We have integrated the GlobalMedia.com player into our e-commerce solution because we believe that online consumers of entertainment merchandise expect a more entertaining and informative shopping experience than they can find at traditional retail stores and in most online stores.

         COMMUNITY. To create an online experience that will encourage customers to return to our main store, we sponsor competitions and plan to build community by hosting entertainment-oriented chat sessions.

OUR NETWORK ASSOCIATE PROGRAM

         Under our network associate program, we offer a complete, tightly integrated entertainment and online shopping experience. Our solution enables our network associates to deliver simulated live and live Internet broadcast of audio, video and other multimedia content from their Web sites. Our broadcasting network is designed so that its streaming media capabilities can be combined with our private label e-commerce solution consisting of a customized, merchant-branded storefront on the network associate's own Web site which we integrate with our own back-end e-commerce systems, order fulfillment services and customer service support. We believe our network associate program is attractive for a variety of reasons because it:

     - enables companies that lack the financial and technical resources to develop and maintain their own proprietary streaming and e-commerce solutions to enter into the business for lower up-front fees and minimal continuing direct cost (other than what they spend to market their online stores);

     - helps companies expand their Web sites to provide additional revenue streams and enhance the appeal to their online audiences;

     - allows companies to extend their brands onto the Web or maintain their existing online brands and avoid the "brand dilution" and disjointed customer experience engendered by industry-prevalent e-commerce affiliate programs, which are offered under the merchant partner's own brand - sometimes with an entirely different "look and feel" from the affiliate's own Web site; and

     - allows companies to focus on core businesses and strengths by outsourcing their streaming and e-commerce business to us.

         Our business and results of operations will depend in large part on the success of our network associate program. As of August 25, 2000, we had 113 network associate agreements in place representing 185 unique e-commerce stores and 59 broadcasters. We have also recently acquired Web services contracts for an additional 144 radio stations and streaming contracts for 68 radio stations from OnRadio.com and streaming and Web services contracts for an additional 112 stations from Magnitude Networks. However, there is no guarantee that our network associates will renew these contracts upon their expiration or that all of the contracts that we purchased from OnRadio.com and Magnitude will be successfully transitioned to our service.

         In order to attract and retain significant numbers of network associates, we must:

     - build a larger sales force to promote our network associate program, particularly to the radio and television industries, and successfully promote the benefits of our end-to-end broadcasting and e-commerce solution to potential network associates;

     - be able to offer customized, merchant-branded players and storefronts with content and merchandise selection that can be specifically tailored to different types of potential network associates with different target markets or customers, that work reliably and effectively with our network associates' own Web sites, and that reliably fulfill orders of customers who purchase products through our network associates' storefronts;

     - successfully compete against other companies that offer, or in the future may offer, similar e-commerce and content-delivery solutions, either on their own or through strategic relationships with other parties; and

     - successfully integrate customers acquired from OnRadio.com and Magnitude, as well as any we may acquire in the future in connection with strategic acquisitions or other transactions, into our own network.

         Our business and results of operations may suffer if our network associates are unsuccessful in attracting significant numbers of visitors to their Web sites. While we analyze our potential network associates' plans for increasing traffic to their Web sites, we have no control of the steps they actually take to attract visitors to their sites except to the extent that the network associates are contractually obligated.

OUR WEB SITES

         OUR MAIN STORE.

         Visitors to our online store at "store.globalmedia.com" see a home page that highlights our three product departments: "Music", "Books" and "Videos", as well as entertainment focused news and interviews with artists and authors. We periodically rotate specific title promotions in each of the departments on our store's home page. Shoppers can launch the GlobalMedia.com player and enjoy music in various genres while browsing the store. Shoppers browse the store by clicking on the permanently displayed department names to move directly to the department home page and to view selected title promotions within that department, current top-selling titles and additional content oriented to the products offered in that department. Shoppers can also search the store by entering text, such as a title, an artist's or author's name, or a keyword, in the search box at the top of any page. Search results return a list of one or more products that relate to the search term, and customers can click on a link to the desired item to obtain more information such as:

     -   CDs:  artist name, genre, label, release date, song titles and price;

     - Books: author name, genre, format (hardcover or paperback), number of pages, publication date, publisher and prices;

     - Videos: director name, names of actors, studio name, format (video cassette or DVD), available releases and prices.

         A shopper can order a product by clicking on the "buy" button next to the desired product and the product is then added to the shopper's "shopping cart." The shopper can add or delete items from his or her shopping cart at any time prior to final purchase. When the shopper finishes selecting the desired products, he or she goes to checkout. The checkout page presents the shopper with the various items he or she has selected, the subtotal, tax (if applicable) and shipping charges. The shopper may add or delete products at this stage or change the method of shipping. When satisfied with the order, the shopper clicks on the "purchase" button and the final order is entered into our system. A shopper will be notified by e-mail of the receipt of the order, if the credit card information was declined, and when the products ordered have been shipped.

         We strive to use content effectively to encourage purchases by customers who may be browsing our site without a specific title, author or artist in mind. All of the textual content we provide on our main home page and department home pages have direct links to related products. For example, an interview with a member of a particular rock band might include a "buy" button that links the customer to the product listing for the band's latest release. We also seek to use content to enhance the information and entertainment value of our customers' shopping experience. For example, for many of the CDs we carry, customers can sample audio tracks before purchasing the CD. We also include useful and entertaining textual information about many of our products, such as a summary review of the CD, video or book, information about the artists, and short excerpts from third party reviews.

CUSTOMER SERVICE

         We believe that our ability to establish and maintain long-term relationships with our customers (and those of our network associates) and to encourage repeat visits and purchases will depend in part on the strength of our customer support and service operations. We employ eight customer support and service staff and automate certain of the tools used by them to enhance the efficiency and quality of our customer support and service efforts. In addition, we will seek to achieve frequent communication with and feedback from our customers to continually improve our broadcasting and e-commerce solutions, product offerings and related services.

MARKETING AND PROMOTION

         We believe that successful implementation of our network associate program will depend on our ability to establish an aggressive and effective internal sales organization. As of August 25, 2000, our internal sales team had 22 members. We will need to increase this sales force in the future in order to execute our business plan. Our ability to increase our sales force involves a number of risks and uncertainties, including competition for employees and the length of time for new sales employees to become productive.

         While we view our network associate program as the critical component of our plan to increase sales of our entertainment products, our marketing strategy will also focus on:

     - increasing listeners of our GlobalMedia.com player and traffic to our main online store and the online stores of our network associates;

     -   building customer loyalty;

     -   maximizing repeat purchases; and

     -   developing incremental revenue opportunities.

         We intend to pursue a variety of media, business development and promotional methods to achieve these goals, including online and traditional advertising and public relations activities (such as sponsoring concerts and other events). We may also offer our own affiliate program, which will embed one or more general or product-specific links to our site on our affiliates' Web sites. Affiliates would be paid a commission on orders placed by customers who are directed to our site from the affiliates' Web sites.

STRATEGIC ALLIANCES

         In order to maintain and improve our online store and related services and increase traffic to our site, we seek to enter into strategic relationships with business partners who can offer technology, content and distribution capabilities, as well as marketing and cross-promotional opportunities.

FULFILLMENT PARTNERS

         We have outsourced all of our order fulfillment and shipping operations in order to allow us to focus on our core strengths of developing and enhancing compelling online entertainment product merchandising and content delivery initiatives, and to avoid the need to invest in warehouse and other distribution infrastructure or carry inventory. We currently purchase all of the merchandise we offer online from two fulfillment partners, Baker & Taylor, Inc. and the iFill division of Valley Media, Inc. We intend to pursue relationships with other fulfillment partners to expand our product offerings.

REALNETWORKS

         We have entered into a number of transactions with RealNetworks which are important to our business, including the following:

     - a development agreement entered into in April 1999, under which RealNetworks developed and licenses GlobalMedia.com player to us, and a related support and upgrade agreement entered into in January 2000;

     - a streaming media services agreement entered into in January 2000 and amended in June 2000, under which we have agreed, for a five year term, to use RealNetworks for streaming media services over the Real Broadcast Network; and

     - various marketing related agreements we entered into in the first quarter of fiscal 2000, including advertising and promotion agreements and other agreements pursuant to which we are provided a "channel" and a number of "presets" on the RealPlayer, which is RealNetworks' client media player that enables end-users to experience multimedia content.

Our business depends to a significant extent on these relationships with RealNetworks. Our relationships with RealNetworks involve numerous risks, including the following:

     - we do not own or have exclusive rights to the technology underlying the GlobalMedia.com player and RealNetworks therefore could license that technology to one or more of our existing or future competitors or could use that technology itself to launch competitive solutions;

     - our streaming media services agreement with RealNetworks obligates us to use RealNetworks' streaming media services and streaming media technologies on an exclusive basis until at least June 2001, except to the extent necessary to service customers we have or may acquire in certain acquisitions who are using competitive streaming media technologies or service providers at the time of acquisition, and this exclusivity limitation restricts our ability to develop and market streaming solutions based on other streaming technologies such as the Windows Media Player or to secure alternative streaming media services at potentially more favorable costs;

     - we have paid RealNetworks significant sums under our contracts with them and we are not assured of receiving the expected benefits of those contracts, particularly in the case of our marketing-related agreements, which may fail to result in sufficient consumer traffic to our network to pay for the costs we incurred with RealNetworks under these agreements; and

     - any early termination of our agreements with RealNetworks as a result of our breach or otherwise could significantly disrupt our business and potentially result in claims against us by customers of our streaming media services.

STANDARD RADIO, INC.

         On December 7, 1999, we entered into a strategic relationship with Standard Radio, Inc. In this transaction (a) Standard invested $2,000,000 in exchange for 338,983 shares of our common stock at a purchase price of $5.90 per share, (b) Standard's president and chief executive officer, Gary Slaight, was appointed to a seat on our Board of Directors and was granted options to purchase 125,000 shares of common stock, (c) we entered into agreements with eight members of Standard's management team under which they will serve on our marketing advisory committee and will promote our solutions to other radio stations in North America, for which each management team member will receive unvested options to purchase up to 20,000 shares of our common stock, (d) Standard agreed to cause of the radio stations owned and controlled by it now and for the next three years to become our e-commerce and broadcast associates, and (e) Standard received the right to approve agreements between us and radio stations which compete in the same genre and locale as each of Standard's stations in Canada. In July 2000, nine radio stations owned by Standard Radio went live with our streaming and e-commerce solution.

         On August 31, 2000, we sold an additional 1,388,888 shares of common stock and warrants to purchase up to 277,778 shares of common stock for $1.80 per share and an aggregate purchase price of $2.5 million to Standard Radio. (the "Standard Offering"). These warrants have a per share exercise price of $2.25, which is 125% of the per share offering price in Standard Offering. If we raise a minimum of US $7,500,000 on or before December 31, 2000 at a price per common share less than the price in the Standard Offering, the Company shall promptly issue to Standard additional shares based on a specified antidilution formula adjust the exercise price of the warrants issued to Standard. If we close the follow-on offering, Standard has agreed to invest another US $2,500,000. As part of the consideration to Standard for investing additional funds in us, we agreed to waive all of Standard's fees and expenses under the existing co-marketing agreement with respect to Standard's current radio stations for a period of 3 years, or so long as Standard continues to hold 2% or more of our issued and outstanding shares.

         We expect our relationship with Standard to provide significant opportunities for future growth in revenues, in addition to the initial cash investment.

CONTENT PROVIDERS

         We currently license content from a variety of sources, including online publishers of entertainment and music news, artist interviews, games, animation and multimedia content. In one case we issued unregistered stock to a content provider in connection with a streaming media content contract.

TECHNOLOGY OPERATIONS

         We employ a broad range of technologies for both our e-commerce and streaming media operations. Our e-commerce systems are being developed using open source technologies to ensure scalability, reliability and innovation. Highlights of our e-commerce systems include the following:

NETWORK:

     - Partnership with a key tier-one Internet provider to deliver high bandwidth scalable connectivity

     - Several peering arrangements to ensure redundancy, speed, and minimal network bottlenecks

SYSTEMS AND SOFTWARE:

     -   Standards-based architecture on open source software

     -   High portability avoiding "vendor specific lock-in"

     -   High performance platform

     -   Modular design for rapid application development

         Our streaming media solution was developed through several strategic technological partnerships and through the implementation of our own proprietary advancements. In addition, we established a strategic relationship with RealNetworks to develop the GlobalMedia.com player, which has been combined with our e-commerce, ad-serving and other systems to create our broadcasting network.

COMPETITION

         The markets in which we are engaged are new, rapidly evolving and intensely competitive. Barriers to entry are relatively low but increasing. We may not be able to compete successfully against current and future competitors. Further, as a strategic response to changes in the competitive environment, we may, from time to time, make certain pricing, service or marketing decisions or acquisitions that could adversely affect our business, results of operations and financial condition.

         We currently or potentially compete with a number of other companies. We compete with large, well-established Internet broadcasters such as Yahoo!Broadcast and BroadcastAmerica.com. We also compete with traditional physical retailers of entertainment merchandise, including large, well-established book, music and video stores such as Barnes & Noble, Inc., Borders Group, Inc., and Wherehouse Entertainment, Inc., and mass market retailers such as Wal-Mart Stores,

Inc. In the market for online retailing of books, CDs, video cassettes and DVDs, we ocmpete with large, well-established companies such as Amazon.com, Inc., Ubrandit.com, and CDNow, Inc.

         Certain of our competitors currently offer, either alone or through strategic relationships with other companies, a blend of multimedia content delivery and e-commerce services to the principal target market for our network associate program. Certain of our current competitors have longer operating histories, larger customer bases, greater brand recognition in other business and Internet markets, and significantly greater financial, marketing, technical and other resources than us. In addition, other online retailers may be acquired by, receive investments from, or enter into other commercial relationships with larger, well-established and well-financed companies as use of the Internet and other online services increases. Therefore, certain of our competitors with other revenue sources may be able to devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing policies, and devote substantially more resources to Web site and systems development than us. Competitive pressures created by any one of these companies, or by our competitors collectively, may result in loss of market share and reduced operating margins, any of which could have a material adverse effect on our business, results of operations and financial condition.

         We may face obstacles in signing up significantly larger numbers of network associates in the media industry, despite the appeal to radio and television stations of our private label e-commerce solution bundled with streaming media services. For example, Yahoo!Broadcast, a leading Internet broadcaster of radio, television and other multimedia content, has established relationships with hundreds of radio stations across the country, including stations in many of the top radio markets in the U.S., and can offer its streaming media customers some e-commerce solutions that are competitive to our own through strategic relationships with other companies. Because Yahoo!Broadcast has exclusive relationships with many of its streaming media customers, those customers may not be willing or able contractually to become our network associates.

INTELLECTUAL PROPERTY

         We rely or may in the future rely on a combination of patent, trademark, trade secret and copyright law and contractual restrictions to protect the proprietary aspects of our technology and proprietary content. These legal protections afford only limited protection for our intellectual property and trade secrets. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our proprietary technology or otherwise obtain and use information that we regard as proprietary.

         We are in the process of filing Canadian and U.S. applications for trademark registration of "GlobalMedia.com," "GlobalMedia.com Network." We may be unable to secure such trademark registrations. It is also possible that our competitors or others will adopt service names similar to ours, thereby possibly leading to customer confusion. Any claims or customer confusion related to our trademarks, or our failure to obtain trademark registrations, could negatively affect our business.

         Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets and domain names, and to determine the validity and scope of the proprietary rights of others. If third parties prepare and file applications in the United States, Canada or other countries that claim trademarks used or registered by us, we may oppose those applications and be required to participate in proceedings before the regulatory agencies involved determine priority of rights to the trademarks. Any litigation or adverse priority proceeding could result in substantial costs and diversion of resources and could seriously harm our business and operating results.

         Finally, to the extent that we operate internationally, the laws of many countries do not protect our proprietary rights to as great an extent as do the laws of the United States and Canada. Many countries have a "first-to-file" trademark registration system. As a result, we may be prevented from registering or using our trademarks in certain countries if third parties have previously filed applications to register or have registered the same or similar trademark. Our means of protecting our proprietary rights may not be adequate, and our competitors could independently develop similar technology.

         We hold rights to various Web domain names, including "globalmedia.com." Governmental agencies typically regulate domain names. These regulations are subject to change. We may not be able to acquire or maintain appropriate domain names in all countries in which we do business. Furthermore, regulations governing domain names may not protect our trademarks and similar proprietary rights. We may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or diminish the value of our trademarks and other proprietary rights.

GOVERNMENT REGULATION

         Our company, operations and products and services are all subject to regulations set forth by various United States and Canadian federal, state, provincial and local regulatory agencies. We take measures to ensure our compliance with all such regulations as promulgated by these agencies from time to time. Historically, there have been few laws and regulations directly applicable to the Internet. While laws and regulations directly applicable to Internet communications, commerce and advertising are becoming more prevalent, the law governing the Internet remains largely unsettled, even in areas where there has been some legislative action. Several states in the United States, however, have proposed legislation that would limit the uses of personal user information gathered online or require online services to establish privacy policies, and the Federal Trade Commission has initiated action against at least one online service regarding the manner in which personal information is collected from users and provided to third parties. It is possible that a number of other laws and regulations may be adopted with respect to the Internet covering issues such as consumer protection, pricing, content, copyrights and other intellectual property, distribution, antitrust, obscenity, libel, and characteristics and quality of products and services.

         Governments in foreign jurisdictions may regulate Internet or other online services in such areas as content, privacy, network security, encryption, distribution or taxation more stringently than in the United States. This may affect our ability to conduct business internationally. In addition, because our sites are accessible worldwide and we facilitate sales of goods to users worldwide, other jurisdictions may claim that we are required to qualify to do business as a foreign corporation in a particular state or foreign country. Our failure to qualify as a foreign corporation in a jurisdiction where it is required to do so could subject us to taxes and penalties for the failure to qualify and could result in our inability to enforce contracts in such jurisdictions.

         Any such new United States or foreign legislation or regulation, or the application or interpretation of existing laws to, the Internet could have a material adverse effect on our business, results of operations and financial condition by (a) increasing our cost of doing business, (b) creating uncertainty in the marketplace that could reduce demand for our products and services or increase the cost of doing business as a result of litigation costs or increased service delivery costs, or (c) otherwise adversely affect our business results of operations and financial condition.

EMPLOYEES

         As of August 25, 2000, we employed approximately 108 full-time employees. We also engage independent contractors from time to time for Web site development and to provide content such as editorials. None of our employees is represented by a labor union, and we consider our employee relations to be good.

DESCRIPTION OF PROPERTY

         Our principal executive office is located in Vancouver, British Columbia, Canada in approximately 13,000 square feet of leased office space. The lease expires in August 2004. We continue to lease approximately 5,700 square feet of office space in Nanaimo, British Columbia. This lease expires in July 2002. We also lease approximately 1,100 square feet of office space in New York, New York. That lease expires in September 2000. We believe our leased facilities, when combined with an additional U.S. office, will be adequate for our current operations, and that additional leased space can be obtained if needed.

LEGAL PROCEEDINGS

         From time to time, we may be subject to legal proceedings and claims which may have a material adverse effect on our business. We are not aware of any current legal proceedings or claims that will have, individually or in the aggregate, a material adverse effect on our business, prospects, financial condition or results of operations.

                              SELLING STOCKHOLDERS

         This prospectus relates to the offering of shares of our common stock for resale by (1) RGC International Investors, LDC, (2) OnRadio.com, and (3) their respective pledgees, donees, transferees or other successors in interest (collectively, the "selling stockholders"). All of the shares of common stock offered by this prospectus are being offered by the selling stockholders for their own accounts.

         The following table sets forth certain information with respect to the common stock beneficially owned by the selling stockholders as of the date of this prospectus, including shares obtainable upon conversion or exercise of shares of Series A and B convertible preferred stock, related investment options and warrants, which are convertible or exercisable within sixty days of such date. The selling stockholders provided us the information included in the table below. To our knowledge, (a) OnRadio.com has sole voting and investment power over the shares of common stock offered for resale by it, and (b) RGC will have sole voting and investment power over the shares of common stock offered for resale by it if it converts the Series A and Series B convertible preferred stock, and exercises the related warrants and investment options, into common stock. No selling stockholder, to our knowledge, has had a material relationship with us during the last three years, except (a) for our transaction with OnRadio.com described elsewhere in this prospectus, or (b) as an owner of our common stock or other securities.


                                          BENEFICIAL OWNERSHIP OF COMMON STOCK     BENEFICIAL OWNERSHIP OF COMMON STOCK
                                                  PRIOR TO THE OFFERING                     AFTER THE OFFERING
                                         ----------------------------------------------------------------------------------
                                                          NUMBER OF SHARES TO BE
                                           NUMBER OF         SOLD UNDER THIS
         SELLING STOCKHOLDER                SHARES              PROSPECTUS          NUMBER OF SHARES   PERCENT OF CLASS
         -------------------                ------              ----------          ----------------   ----------------

RGC International Investors, LDC             18,805,189                18,805,189          0                   0

OnRadio.com                                   1,697,619                 1,697,619          0                   0

         Total                               20,502,808                20,502,808          0                   0



CERTAIN INFORMATION ABOUT RGC INTERNATIONAL INVESTORS, LDC

         In order to assure that adequate shares are registered in the event of a decreases in the respective conversion prices of the Series A and Series B convertible preferred stock and in the exercise price of the related investment options and warrants, the number of shares set forth in the table for RGC represent:

         - 200% of the estimated number of shares of common stock to be offered by it upon conversion of the Series A and Series B convertible preferred stock and exercise of the related investment options, and

         - 125% of the estimated number of shares of common stock to be offered by RGC upon exercise of the related warrants.

         The actual number of common shares to be offered by RGC is indeterminate, is subject to adjustment and could be materially less or more than such estimated number depending on factors which cannot be predicted by us at this time, including, among other factors, the future market price of our common stock. The actual number of common shares offered in this prospectus, and included in the registration statement which contains this prospectus, includes such additional number of common shares as may be issued or issuable by reason of any stock split, stock dividend or similar transaction involving our common stock, in accordance with Rule 416 under the Securities Act.

         The shares of Series A and B convertible preferred stock are convertible, and the related investment options and warrants are exercisable, only to the extent that the number of our common shares held by the converting or exercising holder does not exceed 4.9% of our then-outstanding common stock, as determined in accordance with Section 13(d) of the Exchange Act. However, the number of common shares offered for resale by RGC in this prospectus exceeds the number of common shares that RGC could own beneficially at any given time under this restriction. In that regard, RGC's beneficial ownership of our common stock set forth in the table is not determined in accordance with Rule 13d-3 under the Exchange Act.

                              PLAN OF DISTRIBUTION

         The shares being offered by the selling stockholders will be sold from time to time in one or more transactions, which may involve block transactions:

         - on the Nasdaq National Market or on such other market on which the common stock may from time to time be trading;

         -        in privately-negotiated transactions;

         -        through the writing of options on the shares;

         -        short sales; or

         -        any combination thereof.

         The sale price to the public may be:

         -        the market price prevailing at the time of sale;

         -        a price related to such prevailing market price;

         -        at negotiated prices; or

         - such other price as the selling stockholders determine from time to time.

         The shares may also be sold pursuant to Rule 144. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

         The selling stockholders may also sell the shares directly to market makers acting as principals or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed "underwriters" as that term is defined under the Securities Act or the Exchange Act, or the rules and regulations under such acts.

         The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. If a selling stockholder enters into such an agreement or agreements, the relevant details will be set forth in a supplement or revisions to this prospectus.

         The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

         We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

               LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

         We believe that certain provisions of our articles of incorporation and bylaws will be useful to attract and retain qualified persons as directors and officers. Our articles of incorporation limit the liability of directors and officers to the fullest extent permitted by Nevada law. This is intended to allow our directors and officers the benefit of Nevada's corporation law which provides that directors and officers of Nevada corporations may be relieved of monetary liabilities for breach of their fiduciary duties as directors, except under certain circumstances, including (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (b) the payment of unlawful distributions.

         There is no pending litigation or proceeding involving any of our directors, officers, associates or other agents to which indemnification is being sought, nor are we aware of any threatened litigation that may result in claims for indemnification by any director, officer, associate or other agent.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  LEGAL MATTERS

         The validity of the issuance of common stock offered by this prospectus has been passed upon for us by Dennis Brovarone, Esq., of Westminster, Colorado.

                                     EXPERTS

         Ernst & Young LLP, independent auditors, audited our consolidated financial statements included in our annual report on Form 10-KSB for the years ended July 31, 1999 and 1998, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

         On February 1, 2000, we filed a Current Report on Form 8-K reporting the substitution of Arthur Andersen LLP for Ernst & Young, as our auditors.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the expenses incurred in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimated except the SEC registration fee.


             SEC registration fee.......................................................           $14,448
             Nasdaq listing fee.........................................................           $17,500
             Transfer agent fee.........................................................               500
             Printing expenses..........................................................             8,000
             Legal fees and expenses....................................................           100,000
             Accounting fees and expenses...............................................            30,000
             Blue sky fees and expenses, including legal fees...........................             5,000
             Miscellaneous..............................................................             1,000
                                                                                             =============
                      TOTAL.............................................................          $158,448


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

LIMITATIONS ON DIRECTORS' LIABILITIES UNDER NEVADA LAW.

         The General Corporation Law of Nevada (the "GCL") permits a corporation organized thereunder to indemnify its directors and officers for certain of their acts. Article 11 of the Bylaws of Global Media.com (formerly known as Global Media Corp.) provides that:

         (a) to the full extent of Section 78.751 of the GCL, the Company shall indemnify all persons who may be indemnified pursuant thereto, and that every person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person of whom he is the legal representative is or was a director or officer of the corporation or is or was serving at the request of the corporation or for its benefit as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the GCL from time to time against all expenses, liability and loss (including attorneys' fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith; and

         (b) the Company shall pay any expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Company; and

         (c) this right of indemnification is a contract right which may be enforced in any manner desired by such person, and is not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provisions of law or otherwise, as well as their rights under Article 11 of the Bylaws of GlobalMedia.com.

         Should the indemnified person be successful on the merits, Section
78.751 provides that such person shall be indemnified against expenses incurred by him. In a suit, action or proceeding against such person brought by or on behalf of the corporation in which such person was found to be liable to the corporation, any indemnification must be approved by the court in which such action is brought. Section 78.752 of the GCL empowers corporations to purchase and maintain insurance on behalf of an officer or director of the corporation against any liability, regardless of whether the corporation could indemnify such person against such liabilities.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 16. EXHIBITS.


  EXHIBIT
  NUMBER     DESCRIPTION
    4.1      Form of specimen certificate for common stock. (1)
    4.2      Registration Rights Agreement, dated May 6, 1999, between
             GlobalMedia and RGC International Investors, LDC. (2)
    4.3      Registration Rights Agreement, dated April 28, 2000, between
             GlobalMedia and RGC International Investors, LDC. (3)
    5.1      Legal Opinion Regarding Legality of the Securities Being Registered
   23.1      Consent of Ernst & Young, LLP.
   23.2      Consent of Dennis Broverone, Esq. (contained in Exhibit 5.1)
    24       Power of Attorney
   99.1      First Amendment to Streaming Media Services Agreement dated June
             27, 2000 between GlobalMedia and RealNetworks, Inc. (4)
   99.2      Loan Extension Agreement, dated June 26, 2000, between GlobalMedia and RealNetworks, Inc.
   99.3      2000 Stock Option Plan
   99.4      Private Placement Subscription Agreement, dated as of August 31,
             2000, between GlobalMedia and Standard Radio Inc. (5)
   99.5      Common Stock Purchase Warrant, dated as of August 31, 2000, from
             GlobalMedia to Standard Radio Inc. (5)
   99.6      Share Purchase Agreement, dated as of August 31, 2000, between
             Michael Metcalfe and Standard Radio Inc. (5)


--------------------------------
(1) Incorporated by reference to the Company's Form SB-2 Registration Statement filed on July 30, 1999.
(2) Incorporated by reference to the Company's Current Report on Form 8-K filed on May 19, 1999.
(3) Incorporated by reference to the Company's Current Report on Form 8-K filed on May 12, 2000.
(4) Subject to a Request for Confidential Treatment filed with the SEC on or about September 8, 2000.
(5) To be filed by amendment.

ITEM 17.  UNDERTAKINGS.

RULE 415 OFFERINGS.

The undersigned registrant hereby undertakes:

         1. To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  (i) include any prospectus required by section 10(a)(3) of the Securities Act;

                  (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement; and

                  (iii) include any additional or changed material information on the plan of distribution.

         2. That, for determining liability under the Securities Act, it will treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         3. To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, as amended, GLOBALMEDIA.COM certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, British Columbia, Canada on September 11, 2000.


                                 GLOBALMEDIA.COM


                                 By   /s/ L. James Porter
                                    ---------------------------------------
                                 Name: L. James Porter
                                 Title: Director, Chief Financial Officer,
                                        Secretary and Vice President of Finance
                                        and Administration (Principal Accounting
                                        Officer)


      In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on September 11, 2000.


SIGNATURE                                                    TITLE
---------                                                    ------

/s/ Michael Metcalfe*
-----------------------------
Michael Metcalfe                                             Chairman of the Board

-----------------------------
Jeffrey Mandelbaum                                           President and Chief Executive Officer
                                                             (Principal Executive Officer)

/s/ Robert Fuller*
-----------------------------
Robert Fuller                                                Chief Operating Officer and Director

/s/ Winston V. Barta*
-----------------------------
Winston V. Barta                                             Director, Vice President of Marketing
                                                             and Business Development


/s/ L. James Porter*
-----------------------------
L. James Porter                                              Director, Chief Financial Officer, Secretary and Vice
                                                             President of Finance and Administration
                                                             (Principal Accounting Officer)


/s/ Jack MacDonald*
-----------------------------
Jack MacDonald                                               Director

/s/ Barr Potter*
-----------------------------
Barr Potter                                                  Director

/s/ Gary Slaight*
-----------------------------
Gary Slaight                                                 Director



                 BY:  /s/ L. James Porter
                    -------------------------------------------
                      L. James Porter, as attorney-in-fact

                                  EXHIBIT INDEX

  EXHIBIT
  NUMBER     DESCRIPTION
    4.1      Form of specimen certificate for common stock. (1)
    4.2      Registration Rights Agreement, dated May 6, 1999, between
             GlobalMedia and RGC International Investors, LDC. (2)
    4.3      Registration Rights Agreement, dated April 28, 2000, between
             GlobalMedia and RGC International Investors, LDC. (3)
    5.1      Legal Opinion Regarding Legality of the Securities Being Registered
   23.1      Consent of Ernst & Young, LLP.
   23.2      Consent of Dennis Broverone, Esq. (contained in Exhibit 5.1)
    24       Power of Attorney
   99.1      First Amendment to Streaming Media Services Agreement dated June
             27, 2000 between GlobalMedia and RealNetworks, Inc. (4)
   99.2      Loan Extension Agreement, dated June 26, 2000, between GlobalMedia and RealNetworks, Inc.
   99.3      2000 Stock Option Plan
   99.4      Private Placement Subscription Agreement, dated as of August 31,
             2000, between GlobalMedia and Standard Radio Inc. (5)
   99.5      Common Stock Purchase Warrant, dated as of August 31, 2000, from
             GlobalMedia to Standard Radio Inc. (5)
   99.6      Share Purchase Agreement, dated as of August 31, 2000, between
             Michael Metcalfe and Standard Radio Inc. (5)

------------------------------
(1) Incorporated by reference to the Company's Form SB-2 Registration Statement filed on July 30, 1999.
(2) Incorporated by reference to the Company's Current Report on Form 8-K filed on May 19, 1999.
(3) Incorporated by reference to the Company's Current Report on Form 8-K filed on May 12, 2000.
(4) Subject to a Request for Confidential Treatment filed with the SEC on or about September 8, 2000.
(5)  To be filed by amendment.